                                                                       EXHIBIT 3


                           Offer To Purchase For Cash

                 Any And All Outstanding Shares Of Common Stock

                                       of
                               ROTO-ROOTER, INC.
                                       at
                              $41.00 NET PER SHARE
                                       by
                               CHEMED CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
     TIME, ON WEDNESDAY, SEPTEMBER 11, 1996, UNLESS THE OFFER IS EXTENDED.

                               ------------------

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES OF COMMON STOCK
  OF ROTO-ROOTER, INC. ("SHARES") BEING TENDERED OR ON A VOTE BY THE HOLDERS OF SHARES OTHER THAN THE PURCHASER OR ON APPROVAL OF THE ROTO-ROOTER
     BOARD OR ANY COMMITTEE THEREOF. THE OFFER IS, HOWEVER, SUBJECT TO
      CERTAIN CONDITIONS. SEE "THE TENDER OFFER -- CERTAIN CONDITIONS OF
        THE OFFER". CHEMED CORPORATION CURRENTLY OWNS 2,990,333
          SHARES, REPRESENTING APPROXIMATELY 58% OF THE OUTSTANDING
           SHARES.

                               ------------------

                                   IMPORTANT

     Any stockholder desiring to tender any and all of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth under "The Tender Offer -- Procedure for Tendering Shares", an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth under "The Tender Offer -- Procedure for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     If a stockholder desires to tender Shares and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth under "The Tender Offer -- Procedure for Tendering Shares".

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                               ------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ------------------

                      The Dealer Manager for the Offer is:

                                CS FIRST BOSTON

August 14, 1996

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................   1
SPECIAL FACTORS.......................................................................   3
  Background to the Offer.............................................................   3
  Purpose and Structure of the Offer; Plans for the Company After the Offer...........   7
  Interests of Certain Persons; Stockholdings of Certain Officers and Directors; and
     Related Transactions.............................................................   9
  Fairness of the Offer...............................................................   12
  Opinion of Financial Advisor........................................................   13
  Certain Federal Income Tax Consequences.............................................   17
  Appraisal Rights....................................................................   17
THE TENDER OFFER......................................................................   19
  Terms of the Offer..................................................................   19
  Procedure for Tendering Shares......................................................   20
  Withdrawal Rights...................................................................   23
  Acceptance for Payment and Payment..................................................   23
  Price Range of the Shares; Dividends................................................   25
  Certain Effects of the Offer........................................................   25
  Certain Information Concerning the Company..........................................   27
  Certain Information Concerning the Purchaser........................................   30
  Source and Amount of Funds..........................................................   32
  Dividends and Distributions.........................................................   32
  Certain Conditions of the Offer.....................................................   33
  Certain Legal Matters...............................................................   34
  Fees and Expenses...................................................................   36
  Miscellaneous.......................................................................   37
Schedule I -- Directors and Executive Officers of the Purchaser and Interests of Such
              Persons in the Company
Appendix A -- Opinion dated August 8, 1996 of CS First Boston Corporation

To the Holders of Common Stock
of Roto-Rooter, Inc.:

                                  INTRODUCTION

     Chemed Corporation, a Delaware corporation (the "Purchaser" or "Chemed"), hereby offers to purchase any and all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Roto-Rooter, Inc., a Delaware corporation (the "Company" or "Roto-Rooter"), for a purchase price of $41.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Chemed currently owns 2,990,333 Shares, representing approximately 58% of the outstanding Shares. Accordingly, Chemed already has the power, subject to any applicable duties under Delaware law, to elect the entire Board of Directors of the Company (the "Roto-Rooter Board") or to approve a merger or other business combination involving the Company without the affirmative vote of any other stockholder. Such ownership, however, does not give Chemed the power to compel any Company stockholder to accept the Offer.

     The Purchaser expects the Roto-Rooter Board to declare a dividend of $0.20 per Share to be paid in September 1996 to holders of record of Shares on a date (the "Record Date") prior to the Expiration Date (the "Third Quarter Dividend"). Holders of record of the Shares on the Record Date will be entitled to receive the Third Quarter Dividend whether or not they tender their Shares pursuant to the Offer, and no adjustment will be made to the Offer Price or to any other terms of the Offer as a result of the payment of the Third Quarter Dividend to such stockholders.

     If, following consummation of the Offer, the Purchaser owns 90% or more of the outstanding Shares, the Purchaser currently intends to have the Company consummate a merger (the "Second Step Merger") with the Purchaser or a direct or indirect wholly owned subsidiary of the Purchaser; however, no final decision will be made by the Purchaser on the Second Step Merger until such time, if any, as the Purchaser owns 90% or more of the outstanding Shares. See "Special Factors -- Purpose and Structure of the Offer; Plans for the Company After the Offer".

     If, following consummation of the Offer, the Purchaser owns less than 90% of the Shares, the Purchaser reserves the right to purchase from time to time additional Shares if market conditions permit. See "Special Factors -- Purpose and Structure of the Offer, Plans for the Company After the Offer". The Purchaser also reserves the right to propose a merger or other business combination with the Company in the future, although, except as described in the preceding paragraph, it does not have any current intention to do so. The Purchaser also reserves the right to sell or otherwise dispose of all or a portion of its Shares although it does not have any current intention to do so.

     For the reasons described below under "Special Factors -- Fairness of the Offer", the Board of Directors of Chemed (the "Chemed Board") believes the Offer is fair to holders of Shares other than Chemed.

     The Roto-Rooter Board has not yet taken a position with respect to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR ON A VOTE BY THE HOLDERS OF SHARES OTHER THAN THE PURCHASER OR ON APPROVAL OF THE ROTO-ROOTER BOARD OR ANY COMMITTEE THEREOF. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE "THE TENDER OFFER -- CERTAIN CONDITIONS OF THE OFFER".

     According to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "Company's June 30 Form 10-Q"), filed with the Commission, there were 5,172,963 Shares issued and outstanding as of August 13, 1996.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of CS First Boston Corporation ("CS First Boston"), which is acting as Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "The Tender Offer -- Fees and Expenses".

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND TO THE OFFER

     Roto-Rooter was incorporated in Delaware on September 28, 1983, as a wholly owned subsidiary of Chemed, and on August 31, 1984, succeeded to the business of Chemed's Roto-Rooter Group. See "The Tender Offer -- Certain Information Concerning the Company" and "The Tender Offer -- Certain Information Concerning the Purchaser". In September 1984, Roto-Rooter sold in a private placement transaction 719,991 Shares, and in June 1985, Chemed sold in a public offering 1,100,000 Shares (the "1985 Public Offering").

     Chemed has always beneficially owned over 50% of the outstanding Shares, and therefore has always had the ability to elect the entire Roto-Rooter Board or to approve a merger or other business combination involving the Company without the affirmative vote of any other stockholder of the Company. Such ownership, however, does not give Chemed the power to compel any Company stockholder to accept the Offer. Since July 1985, Chemed has owned 2,990,333 Shares, which, based on the number of outstanding Shares reported in the Company's June 30 Form 10-Q, represent approximately 58% of the outstanding Shares. Currently, of the nineteen directors of Roto-Rooter, eleven are also directors of Chemed, one is also a director emeritus of the Chemed Board and one is an employee of Chemed. Edward L. Hutton, the Chairman of Roto-Rooter, is also the Chairman and a director of Chemed; William R. Griffin, the President and Chief Executive Officer of Roto-Rooter, is also an Executive Vice President and a director of Chemed; James A. Cunningham, a director of Roto-Rooter, is also a director of Chemed; Charles H. Erhart, Jr., a director of Roto-Rooter, is also a director of Chemed; John M. Mount, a director of Roto-Rooter, is also a director of Chemed; Thomas C. Hutton, a director of Roto-Rooter, is also a Vice President and a director of Chemed; Sandra E. Laney, a director of Roto-Rooter, is also the Chief Administrative Officer, Senior Vice President and a director of Chemed; Kevin J. McNamara, the Vice Chairman of Roto-Rooter, is also the President and a director of Chemed; Timothy S. O'Toole, a director of Roto-Rooter, is also an Executive Vice President, the Treasurer and a director of Chemed; D. Walter Robbins, Jr., a director of Roto-Rooter, is also a director of Chemed; George J. Walsh III, a director of Roto-Rooter, is also a director of Chemed; Neal Gilliatt, a director of Roto-Rooter, is also a director emeritus of Chemed; and Naomi C. Dallob, the Secretary and General Counsel and a director of Roto-Rooter, is also the Secretary and a Vice President of Chemed. In addition, Will J. Hoekman, a director of Roto-Rooter, is also a director of National Sanitary Supply Company (an 84% owned subsidiary of Chemed) and Donald E. Saunders, a director of Roto-Rooter, was an employee for 25 years of DuBois Chemicals, Inc., formerly a wholly-owned subsidiary of Chemed. Certain of Chemed's executive officers and directors beneficially own Shares and options to acquire Shares. Schedule I to this Offer to Purchase sets forth the amount and nature of such beneficial ownership for each such person. For further information concerning Chemed's interests in Roto-Rooter, see "Interests of Certain Persons; Stockholdings of Certain Officers and Directors; and Related Transactions" below.

     On several occasions during the years following the 1985 Public Offering, Mr. E. L. Hutton discussed with Roto-Rooter executives the possibility of Chemed acquiring 100% of the outstanding Shares. All these discussions took place as part of Chemed's long-term strategic planning process and were prompted by Mr.
E. L. Hutton's concern that the marketplace appreciation of the Shares had not kept pace with the underlying growth rate of Roto-Rooter's business. None of these discussions were intended or understood by either party to be definitive proposals or indications of interest that required or received consideration or action by the Roto-Rooter Board or the Chemed Board.

     In January 1995, the Shares were trading at prices as low as $19.25 per share, which was within the range of the prices per Share at which the Shares were trading immediately following the 1985 Public Offering. Chemed's management became concerned that the low Roto-Rooter stock price was significantly and adversely affecting the stock market valuation of Chemed, and Chemed's management began general consideration of various strategic alternatives with respect to Chemed's investment in Roto-Rooter. By May, 1995, Chemed's management had concluded that an acquisition by Chemed of the minority interest in Roto-Rooter should be explored. Primarily because Chemed did not have sufficient funds available at that time to purchase all the outstanding Shares for cash, Chemed's management decided that any proposed transaction would have to be structured as a stock-for-stock merger whereby Shares would be exchanged for shares of Chemed's capital stock, $1.00 par value (the "Chemed Shares"), at a to-be-agreed upon exchange ratio. Chemed retained CS First Boston to act as its exclusive financial advisor and Chemed's management met with CS First Boston, as well as Chemed's legal advisers, on several occasions in early May to discuss how to structure a proposal and to value the Shares.

     On May 15, 1995, at a meeting of the Chemed Board, Mr. E. L. Hutton proposed that Chemed actively investigate a potential transaction in which Chemed would acquire 100% of the outstanding Shares. Mr. E. L. Hutton explained to the Chemed Board that: (a) during the previous four years the thinly traded Shares had not performed as well as Roto-Rooter's operating results, which was having an adverse impact on Chemed's own market valuation; (b) such an acquisition would enable Chemed to fully integrate Roto-Rooter, one of its most significant assets, with Chemed's other operations; (c) Chemed would be able to consolidate for tax purposes Roto-Rooter's results of operations; (d) such an acquisition would reduce the administrative expense associated with operating two public companies; and (e) if the transaction were structured as a stock-for-stock deal, it would enhance Chemed's balance sheet and creditworthiness. After deliberation, the Chemed Board designated John Mount, one of its members, to work with Chemed's financial and legal advisors to attempt to negotiate and structure a transaction with Roto-Rooter. Because a stock-for-stock merger would require the approval of the Roto-Rooter Board and, if voted for by Chemed, could be consummated without action of any other holder of Shares and because of the conflicts of interest for a majority of the Roto-Rooter directors, the Chemed Board recommended to the Roto-Rooter Board that it consider creating a special committee to negotiate with Chemed the terms of any transaction.

     Immediately following the Chemed Board meeting described above, a meeting of the Roto-Rooter Board was held. At that meeting, Mr. Kevin J. McNamara (who is Vice Chairman of the Roto-Rooter Board) informed the other Roto-Rooter directors that the Chemed Board had approved Chemed's management commencing negotiations with Roto-Rooter with respect to a stock-for-stock merger. Mr. McNamara also informed the Roto-Rooter Board that any proposal would be conditioned upon the approval of a special committee of the Roto-Rooter Board and proposed that the Roto-Rooter Board establish such a special committee. Chemed did not propose any exchange ratio at that time. The Roto-Rooter Board designated Messrs. Will J. Hoekman and Jerome Schnee to serve as the special committee (the "Special Committee") and directed the Special Committee to select and retain independent legal and financial advisors to assist it in negotiating the terms of any transaction with Chemed. Over the next several weeks the Special Committee retained Kirkland & Ellis as its legal advisor and Goldman Sachs & Co. ("Goldman") as its financial advisor.

     During the months of May and June, Goldman and CS First Boston conducted several due diligence sessions with Chemed's management and Roto-Rooter's management.

     On July 6, 1995, CS First Boston, on behalf of Chemed, proposed an exchange ratio of 0.775 to 0.825 Chemed Shares for each Share, which, based on a $34.75 closing price for Chemed Shares on July 5, 1995, would have represented a price per Share of $26.93 to $28.67, compared to a closing bid price of $28.00 per Share on July 5, 1995 (the "Initial Proposal"). The Initial Proposal was not conditioned on the approval of holders of a majority of the Shares not held by Chemed. On July 17, 1995, Goldman informed CS First Boston that the Initial Proposal was insufficient for the Special Committee to commence discussions with Chemed concerning the proposed transaction. On July 26, CS First Boston, after consultation with Chemed's management, and on behalf of Chemed, proposed to Goldman that the proposed exchange ratio be increased to 0.9 Chemed Shares for each Share, which, based on a $33.63 closing price for Chemed Shares on July 25, 1995, would have represented a price per Share of $30.26 compared to a closing bid price of $29.50 per Share on July 25, 1995 (the "Second Proposal"). The Second Proposal also was not conditioned on the approval of holders of a majority of the Shares not held by Chemed. The Special Committee was also unwilling to meet to discuss the Second Proposal with Chemed. On July 28, 1995, Chemed, after consultation with CS First Boston, (a) increased the proposed exchange ratio to 0.925 Chemed Shares for each Share plus $2.50 in cash, which, based on a $34.13 closing price for Chemed Shares on July 27, 1995, would have represented a price per Share of $34.07 compared to a closing bid price of $29.75 per Share on July 27, 1995, and (b) made the proposed transaction conditioned on the approval of holders of a majority of the Shares not held by Chemed (the "Third Proposal"). CS First Boston informed Goldman that if no mutually acceptable agreement was reached by 4:00 p.m. on July 31, 1995, Chemed's management would abandon the proposed transaction.

     On July 31, 1995, the Special Committee contacted Chemed and stated that the Third Proposal was unacceptable. The Special Committee indicated that it would approve a transaction based upon per Share consideration of one Chemed Share plus $4.25 in cash (which, based on a $34.00 closing price for Chemed Shares on July 28, 1995, would have represented a price per Share of $38.25 compared to a closing bid price of $29.75 per Share on July 28, 1995), if, in addition, Chemed agreed (a) to adjust the exchange ratio (a "Collar") in the event the Chemed Share price fell prior to the closing of the transaction, (b) to continue to pay its dividend for an unspecified period, (c) to not sell Roto-Rooter to a third party for a specified period and (d) to continue its stock buy-back program (the "First Counter-Proposal"). That afternoon, Chemed's management rejected the First Counter-Proposal, primarily because of the presence of the Collar, and informed the Special Committee that it would increase the proposed exchange ratio (without a Collar) to 1.05 Chemed Shares for each Share, which, based on a $34.00 closing price for Chemed Shares on July 28, 1995, would have represented a price per Share of $35.70 compared to a closing bid price of $29.75 per Share on July 28, 1995 (the "Final Proposal"). That evening, the Special Committee rejected the Final Proposal and proposed an exchange ratio of one Chemed Share plus $4.00 cash for each Share, which, based on a $33.75 closing price for Chemed Shares on July 31, 1995, would have represented a price per Share of $37.75 compared to a closing bid price of $30.00 per Share on July 31, 1995 (the "Second Counter-Proposal"). The Second Counter-Proposal was also conditioned upon the existence of a Collar. Later that evening, Chemed rejected the Second Counter-Proposal, primarily because of the presence of the Collar, and informed the Special Committee that, because a mutually agreeable transaction could not be accomplished at that time, Chemed was terminating the negotiations. On August 1, 1995, Chemed issued a press release stating that discussions with Roto-Rooter with respect to a possible transaction had been terminated without any agreement having been reached. On August 2, 1995, at a meeting of the Roto-Rooter Board, the Roto-Rooter Board formally dissolved the Special Committee. At that meeting, Mr. McNamara read through a written chronology of the events relating to the proposed transaction (from which the above description of events was prepared) and confirmed that none of the other Roto-Rooter directors, including the members of the Special Committee, had any comments thereon. In connection with Roto-Rooter's 1996 annual meeting of stockholders, Mr. Schnee was not nominated for re-election as a director of Roto-Rooter.

     In December 1995, Mr. Tim Ebright at Liberty Investment Management ("Liberty"), then the third largest Roto-Rooter stockholder, telephoned Mr. McNamara to ask whether Chemed would still be interested in acquiring Liberty's Shares in exchange for Chemed Shares at the exchange ratio that Chemed proposed to the Special Committee in its Final Proposal. Mr. McNamara informed Liberty that Chemed was not interested in such a transaction.

     In January 1996, at the request of Chemed's management, CS First Boston contacted Mr. Kurt Moser at State Farm Mutual Automobile Insurance Company ("State Farm"), then the second largest Roto-Rooter stockholder, about whether he would be willing to meet with a representative of Chemed management to discuss a possible sale to Chemed of the Shares held by State Farm. Mr. Moser indicated that he would consider meeting at a later date. In March 1996, Mr. McNamara spoke with Mr. Moser to schedule a meeting with him to discuss whether State Farm had any interest in selling its Shares. Mr. Moser said he was willing to meet with Mr. McNamara but was not interested at that time in a stock-for-stock transaction. No other conversations with State Farm took place until August 1, 1996 and no proposals were made to, or commitments sought or obtained from, State Farm.

     Chemed's management did not devote significant time between December 1995 and March 1996 to consider the acquisition of the outstanding Shares, primarily because it was involved in other business matters. However, Chemed's management had not lost interest in acquiring additional Shares and in April 1996 began to investigate whether a cash tender offer for the outstanding Shares would be feasible. This was prompted in part by their belief that State Farm would be interested in selling its Shares to Chemed in an all cash transaction. Moreover, in contrast to 1995, by April 1996 Chemed expected to have adequate funding available to pursue an all cash transaction.

     On August 1, 1996, Mr. McNamara telephoned Mr. Moser at State Farm to arrange a meeting with him to discuss State Farm's possible interest in selling its Shares. Mr. McNamara mentioned that Chemed's management was considering increasing Chemed's ownership interest in the Company and was exploring methods by which to do so. Mr. Moser asked whether, among other things, Chemed would consider making a cash tender offer for the Shares. Mr. McNamara said that a cash tender offer was among the range of possibilities being considered. No subsequent conversations between any persons at Chemed and State Farm took place on or prior to the date of this Offer to Purchase.

     On Wednesday, August 7, 1996, at a regularly scheduled Chemed Board meeting, Mr. McNamara proposed that Chemed make the Offer. Chemed's management then discussed with the Chemed Board the Offer and why Chemed's management believed that Chemed should make the Offer. Chemed's legal advisors then discussed with the Chemed directors certain legal issues arising out of the Offer and certain possible consequences of the Offer. Finally, CS First Boston made a presentation to the Chemed Board with respect to its financial analysis of Roto-Rooter and the Offer and delivered its oral opinion to the Chemed Board that, as of August 7, 1996, the cash consideration to be received by the stockholders of Roto-Rooter pursuant to the Offer was fair to such stockholders other than Chemed from a financial point of view. See "-- Opinion of Financial Advisor" below. The Chemed Board then considered the fairness of the Offer to the Roto-Rooter stockholders other than Chemed, and concluded that the Offer was fair to such holders. See "-- Fairness of the Offer" below for a discussion of the factors considered by the Chemed Board in reaching its fairness decision. After deliberation, the Chemed Board, with one abstention, approved going forward with the Offer. Mr. Griffin abstained from voting with respect to the approval by the Chemed Board of the Offer because of potential conflicts arising out of his position as President and Chief Executive Officer of Roto-Rooter.

     Immediately following the conclusion of the Chemed Board meeting, the Roto-Rooter Board commenced a regularly scheduled meeting. Mr. McNamara informed the Roto-Rooter Board that the Chemed Board had just approved going forward with the Offer. A copy of the press release that Chemed intended to issue the next day was distributed to the Roto-Rooter directors. Mr. McNamara informed the Roto-Rooter Board that, because of the conflict of interest that exists for himself and the other members of the Roto-Rooter Board who are also directors or employees of Chemed, the fact that the Offer would not be conditioned upon the approval of the Roto-Rooter Board (or any committee thereof) and the fact that Chemed's intention to make the Offer would not be disclosed publicly until the next day, they did not wish at that time to answer any questions that the other Roto-Rooter directors may have had concerning the Offer, beyond what was in Chemed's press release. For that reason, and in light of the fact that the Roto-Rooter Board was not required to take any position regarding the Offer until ten business days after Chemed officially commenced the Offer, Mr. McNamara suggested that the Roto-Rooter Board not discuss the Offer at that meeting. Although the Offer assumes that the Third Quarter Dividend will be paid to Roto-Rooter stockholders, Mr. McNamara also suggested that the Roto-Rooter Board defer consideration of the Third Quarter Dividend to avoid the need to issue a Roto-Rooter press release describing the Roto-Rooter Board's reaction to the Offer. The Roto-Rooter Board, by the unanimous vote of all Roto-Rooter directors present, adjourned consideration of the Offer and the Third Quarter Dividend until later in August 1996.

     Prior to the opening of business on August 8, 1996, Chemed issued a press release announcing its intention to commence the Offer.

     On August 8, 1996, Mr. Ebright at Liberty informed Mr. McNamara that Liberty had sold all its Shares in open market transactions.

     On August 8, 1996, Mr. Griffin approached Mr. McNamara and indicated that he thought it would be appropriate for the Roto-Rooter Board to retain legal counsel to advise it in responding to the Offer and also requested Mr. McNamara's assistance in retaining an appropriate law firm to provide such advice. On August 12, 1996, Mr. Griffin asked Mr. McNamara to convene a Roto-Rooter Board meeting during the following week to discuss retaining legal counsel to represent the Roto-Rooter Board in connection with the Offer and to discuss the response of the Roto-Rooter Board to the Offer. Mr. McNamara said that he would arrange such a meeting for Tuesday, August 20, 1996.

PURPOSE AND STRUCTURE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER

     Purpose. The purpose of the Offer is to increase the Purchaser's ownership interest in the Company for the following reasons:

          (1) As a result of recent financial performance, the Purchaser has surplus cash available to invest in its business. The Purchaser believes that the Shares represent a good investment because the Purchaser is very familiar with the operations of the Company and that the Company is an attractive asset to own in the long term. The Purchaser therefore views any increase in its ownership interest in the Company as a worthwhile investment.

          (2) The Purchaser wants to ensure that its ownership interest in the Company remains at a sufficient level above 50% so that it is able to consolidate the Company's financial statements with its financial statements (which the Purchaser can only do if it owns more than 50% of the outstanding Shares and controls the Company). Since the 1985 Public Offering, the Purchaser's ownership interest in the Company has decreased from approximately 62% to the current 58% level due to Company employees exercising their stock options over the past years. Although the Purchaser is currently able to meet the financial consolidation requirements, it would prefer having a larger ownership interest in the Company in order to ensure that it will be able to meet such requirements in the future as more employee stock options are exercised.

          (3) Over the past few years, the Purchaser's management has been spending more time on Company-related matters because the Company represents a substantial portion of the Purchaser's total business operations. Currently, the amount of time that Purchaser's management is spending on Company-related matters is disproportionate to the size of its investment. Therefore, the Purchaser would like to increase its investment in the Company to more appropriately reflect such management involvement.

     In addition to the foregoing factors, if sufficient Shares are properly tendered and purchased in accordance with the terms of the Offer, the Purchaser will be able to include the Company in the consolidated Federal income tax return of the Purchaser as a member of the Purchaser's affiliated group. Section 1504(a)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), requires generally that 80% or more of both the total voting power and the total value of the stock of a corporation (other than certain preferred stock) be owned by one or more of the members of an "affiliated group" in order for such corporation to be included within such group and thereby join in the filing of consolidated Federal income tax returns of such group. See "The Tender
Offer -- Certain Effects of the Offer" with respect to the Federal income tax sharing agreement that the Purchaser intends to seek to enter into with the Company in such event.

     Structure. The Offer is structured so that no approval of the unaffiliated stockholders of the Company or of a special committee of the Roto-Rooter Board is required or being sought. The Purchaser will, subject to the conditions of the Offer, accept for payment tendered Shares regardless of the amount tendered. In August 1996, the Purchaser again considered whether to propose a transaction in which holders of Shares would receive Chemed Shares, as had been proposed in May 1995 (see "-- Background to the Offer" above). The Purchaser concluded, based in part upon discussions with State Farm, that an all-cash transaction would be more likely to be attractive to the holders of Shares than a transaction in which Chemed Shares were offered in consideration. The Purchaser also concluded that a cash tender offer could be consummated more quickly than a transaction involving consideration in the form of securities. The Purchaser evaluated proposing a merger transaction for cash, which would have required approval by the Roto-Rooter Board and a vote of the Company's stockholders and would have resulted in either none of or all the holders of Shares other than the Purchaser selling for cash. The Purchaser decided to proceed with a tender offer, rather than a merger transaction, primarily because the Purchaser wished to allow each holder of Shares to be free to make his or her own decision with respect to whether or not to accept the price offered by the Purchaser, because a cash tender offer could be consummated more quickly than a merger transaction requiring a vote of the Company's stockholders and due to the conflicts of interest that would be raised if the Roto-Rooter Board acted on a merger agreement.

     Plans for the Company After the Offer. If, following consummation of the Offer, the Purchaser owns 90% or more of the outstanding Shares, the Purchaser currently intends to have the Company consummate the Second Step Merger, which would not require the approval of any holder of Shares or of the Roto-Rooter Board; however, no final decision will be made by the Purchaser on the Second Step Merger until such time, if any, as the Purchaser owns 90% or more of the outstanding Shares. The purpose of the Second Step Merger would be to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Second Step Merger, each then outstanding Share (other than Shares owned by the Purchaser, Shares held in the treasury of the Company and Shares owned by stockholders who perfect any available appraisal rights under the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive an amount in cash equal to the highest price per Share paid pursuant to the Offer. See "-- Appraisal Rights" below. The Purchaser will need to purchase approximately 1,665,334 Shares pursuant to the Offer to reach the 90% ownership level necessary to effect the Second Step Merger. This represents approximately 32% of the outstanding Shares and approximately 76% of the outstanding Shares not currently owned by the Purchaser.

     If the Second Step Merger is consummated, the Purchaser will (i) have the Shares delisted from the Nasdaq National Market System (the "Nasdaq National Market") operated by the National Association of Security Dealers, Inc. (the "NASD") and (ii) terminate the registration of the Shares under the Securities Exchange Act of 1934 (the "Exchange Act").

     If, following consummation of the Offer, the Purchaser owns less than 90% of the outstanding Shares, the Purchaser reserves the right to purchase from time to time additional Shares, if market conditions permit and subject to the availability of funds and other investment opportunities. Such purchases may be made through the open market, privately negotiated purchases, another tender offer, an exchange offer or otherwise, subject, in each case, to market conditions, at prices which may be greater or less than the Offer Price. There can be no assurance that the Purchaser will acquire such additional Shares in such circumstances or over what period of time such additional Shares, if any, might be acquired. Any acquisition of Shares by the Purchaser would have to be made in accordance with applicable legal requirements, including those of Regulation 13D-G and Rules 10b-18 and 13e-3 under the Exchange Act. The Purchaser also reserves the right to propose a merger or other business combination with the Company in the future, although, except as described in the second preceding paragraph, it does not have any current intention to do so. After completion or termination of the Offer, the Purchaser also reserves the right, but has no current intention, to sell Shares in open market or negotiated transactions.

     Unless the Second Step Merger is consummated, the Purchaser currently does not intend to propose or seek to have the Shares delisted from the Nasdaq National Market or to terminate the registration of the Shares under the Exchange Act. However, delisting of the Shares may still occur at the instigation of the NASD due to the reduced number of Shares or holders thereof then outstanding. If the Shares cease to be registered under the Exchange Act, the Company, among other things, would no longer have to comply with the Exchange Act's proxy rules. See "The Tender Offer -- Certain Effects of the Offer".

     Except as otherwise described in this Offer to Purchase, the Purchaser has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (b) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any change in the present board of directors or management of the Company, including, but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Roto-Rooter Board or to change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company; (e) any other material change in the Company's corporate structure or business; (f) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; or (g) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

INTERESTS OF CERTAIN PERSONS; STOCKHOLDINGS OF CERTAIN OFFICERS AND DIRECTORS; AND RELATED TRANSACTIONS

     Directors and Officers. As described under "-- Background to the Offer" above, currently, of the nineteen directors of the Company, eleven are also directors of Chemed, one is also a director emeritus of the Chemed Board and one is an employee of Chemed. Edward L. Hutton, the Chairman of Roto-Rooter, is also the Chairman, Chief Executive Officer and a director of Chemed; William R. Griffin, the President and Chief Executive of Roto-Rooter, is also an Executive Vice President and a director of Chemed; James A. Cunningham, a director of Roto-Rooter, is also a director of Chemed; Charles H. Erhart, Jr., a director of Roto-Rooter, is also a director of Chemed; John M. Mount, a director of Roto-Rooter, is also a director of Chemed; Thomas C. Hutton, a director of Roto-Rooter, is also a Vice President and a director of Chemed; Sandra E. Laney, a director of Roto-Rooter, is also the Chief Administrative Officer, Senior Vice President, and a director of Chemed; Kevin J. McNamara, the Vice Chairman of Roto-Rooter, is also the President and a director of Chemed; Timothy S. O'Toole, a director of Roto-Rooter, is also an Executive Vice President, Treasurer and a director of Chemed; D. Walter Robbins, Jr., a director of Roto-Rooter, is also a director of Chemed; George J. Walsh III, a director of Roto-Rooter, is also a director of Chemed; Neal Gilliatt, a director of Roto-Rooter, is also a director emeritus of Chemed; and Naomi C. Dallob, the Secretary and General Counsel and a director of Roto-Rooter, is also the Secretary and a Vice President of Chemed. In addition, Will J. Hoekman, a director of Roto-Rooter, is also a director of National Sanitary Supply Company (an 84% owned subsidiary of Chemed) and Donald
E. Saunders, a director of Roto-Rooter, was an employee for 25 years of DuBois Chemicals, Inc., formerly a wholly-owned subsidiary of Chemed. Certain of the Purchaser's executive officers and directors beneficially own Shares and options to acquire Shares. Schedule I to this Offer to Purchase sets forth the amount and nature of such beneficial ownership.

     Throughout 1995 each member of the Roto-Rooter Board who was not a regular employee of the Company or a wholly owned subsidiary of the Company was entitled to be paid directors' fees. Accordingly, executive employees of the Purchaser who are directors of the Company (other than Mr. E. L. Hutton) are entitled to receive directors' fees for attending Roto-Rooter Board and committee meetings. Each member of the Roto-Rooter Board entitled to receive directors' fees was paid $1,000 for his attendance at each meeting of the Roto-Rooter Board and $550 for each meeting of a committee he attended. The chairman of each committee was paid $600. Effective February 7, 1996, the directors' fees were increased and each member of the Roto-Rooter Board who is not a regular employee of the Company or of a wholly owned subsidiary of the Company (other than Mr. E. L. Hutton) is now paid $1,075 for his attendance at each meeting of the Roto-Rooter Board and $600 for each meeting of a committee of the Roto-Rooter Board he attended. The chairman of each committee is paid $675. The following directors who are members of the Incentive Committee of either the Company or an affiliated company also receive an additional annual fee of $4,700: Messrs. Cunningham, Erhart, Gilliatt, Hoekman and Robbins. Members of the Roto-Rooter Board are reimbursed for reasonable travel expenses incurred in connection with such meetings. On May 15, 1995, and May 20, 1996, each then member of the Roto-Rooter Board (other than those serving on the Incentive Committee of either the Company or an affiliated company) was granted an unrestricted stock award covering 75 Shares under the Company's stock incentive plans. Those directors who are members of the Incentive Committee of either the Company or an affiliated company were paid the cash equivalent of the 75 Share stock award ($2,050 in 1995 and $2,512 in 1996). Mr. Cunningham received an aggregate of $7,100 for his attendance at six Roto-Rooter Board meetings and four committee meetings in 1993, $5,725 for his attendance at five Roto-Rooter Board meetings and two committee meetings in 1994, $5,600 for his attendance at five Roto-Rooter Board meetings and one committee meeting in 1995, and $4,975 for his attendance at four Roto-Rooter Board meetings and one committee meeting in 1996; Ms. Dallob received an aggregate of $2,550 for her attendance at three Roto-Rooter Board meetings in 1993, $4,625 for her attendance at five Roto-Rooter Board meetings in 1994, $5,000 for her attendance at five Roto-Rooter Board meetings in 1995, and $4,300 for her attendance at four Roto-Rooter Board meetings in 1996; Mr. Erhart received an aggregate of $8,900 for his attendance at six Roto-Rooter Board meetings and eight committee meetings in 1993, $6,725 for his attendance at five Roto-Rooter Board meetings and four committee meetings in 1994, $7,950 for his attendance at five Roto-Rooter Board meetings and five committee meetings in 1995, and $6,925 for his attendance at four Roto-Rooter Board meetings and four committee meetings in 1996; Mr. Gilliatt received an aggregate of $6,950 for his attendance at five Roto-Rooter Board meetings and six committee meetings in 1993, $5,200 for his attendance at four Roto-Rooter Board meetings and three committee meetings in 1994, $8,300 for his attendance at five Roto-Rooter Board meetings and six committee meetings in 1995, and $7,300 for his attendance at four Roto-Rooter Board meetings and five committee meetings in 1996; Mr. Hoekman received an aggregate of $7,900 for his attendance at six Roto-Rooter Board meetings and six committee meetings in 1993, $6,725 for his attendance at five Roto-Rooter Board meetings and four committee meetings in 1994, $5,750 for his attendance at four Roto-Rooter Board meetings and three committee meetings in 1995, and $6,250 for his attendance at four Roto-Rooter Board meetings and three committee meetings in 1996; Mr. T.C. Hutton received an aggregate of $6,900 for his attendance at six Roto-Rooter Board meetings and four committee meetings in 1993, $5,625 for his attendance at five Roto-Rooter Board meetings and two committee meetings in 1994, $7,200 for his attendance at five Roto-Rooter board meetings and four committee meetings in 1995, and $6,100 for his attendance at four Roto-Rooter Board meetings and three committee meetings in 1996; Ms. Laney received an aggregate of $6,900 for her attendance at six Roto-Rooter Board meetings and four committee meetings in 1993, $5,625 for her attendance at five Roto-Rooter Board meetings and two committee meetings in 1994, $7,200 for her attendance at five Roto-Rooter Board meetings and four committee meetings in 1995, and $6,100 for her attendance at four Roto-Rooter Board meetings and three committee meetings in 1996; Mr. McNamara received an aggregate of $6,000 for his attendance at six Roto-Rooter Board meetings and two committee meetings in 1993, $5,625 for his attendance at five Roto-Rooter Board meetings and two committee meetings in 1994, $6,100 for his attendance at five Roto-Rooter Board meetings and two committee meetings in 1995, and $5,500 for his attendance at four Roto-Rooter Board meetings and two committee meetings in 1996; Mr. Mount received an aggregate of $2,150 for his attendance at two Roto-Rooter Board meetings in 1996; Mr. O'Toole received an aggregate of $5,100 for his attendance at six Roto-Rooter Board meetings in 1993, $4,625 for his attendance at five Roto-Rooter Board meetings in 1994, $5,000 for his attendance at five Roto-Rooter Board meetings in 1995, and $4,300 for his attendance at four Roto-Rooter Board meetings in 1996; Mr. Robbins received an aggregate of $6,000 for his attendance at six Roto-Rooter Board meetings and two committee meetings in 1993, $5,625 for his attendance at five Roto-Rooter Board meetings and two committee meetings in 1994, $6,100 for his attendance at five Roto-Rooter Board meetings and two committee meetings in 1995, and $5,500 for his attendance at four Roto-Rooter Board meetings and two committee meetings in 1996; Mr. Saunders received an aggregate of $2,150 for his attendance at two Roto-Rooter Board meetings in 1996; Mr. Walsh received an aggregate of $2,150 for his attendance at two Roto-Rooter Board meetings.

     Security Ownership. The Purchaser currently owns 2,990,333 Shares, representing approximately 58% of the outstanding Shares. See "-- Background to the Offer" above. According to the Company's April 8, 1996 Proxy Statement (the "1996 Proxy Statement"), the only holder of 5% or more of the Shares, other than the Purchaser, was State Farm, which, as of April 8, 1996, owned, 453,066 Shares, or approximately 9% of the outstanding Shares on May 7, 1996. Under the Company's Retirement and Savings Plan (the "Retirement and Savings Plan"), as of June 30, 1996, NationsBank, as trustee under the Retirement and Savings Plan (the "Plan Trustee"), held 152,848 Shares on behalf of the 1,304 to 1,092 active participants and 212 terminated participants with vested interests in the Retirement and Savings Plan. Employees of Roto-Rooter Management Company and Roto-Rooter Services Company and its subsidiaries are eligible to participate in the Retirement and Savings Plan. Under the Retirement and Savings Plan, the Shares held by the Plan Trustee are allocated to each participant's account based upon the dollar amounts held in such participant's account. Each Participant has the right under the Retirement and Savings Plan to direct the Plan Trustee whether or not to tender pursuant to the Offer the Shares allocated to his or her account.

     As of the date hereof, no executive officer or director of the Purchaser, or to the knowledge of Purchaser, any of their associates, beneficially owns, or has the right to acquire, directly or indirectly, any Shares, except as set forth in Schedule I to this Offer to Purchase. Each of the executive officers and directors of the Purchaser listed in Schedule I to this Offer to Purchase who beneficially owns, or has a right to acquire, directly or indirectly, any Shares, has indicated to the Purchaser that he or she presently intends to tender his or her Shares pursuant to the Offer, subject to the requirements of
Section 16(b) of the Exchange Act and, in the cases of Messrs. E. L. Hutton and Griffin, to the contractual restrictions applicable to restricted stock.

     Neither the Purchaser, nor, to the knowledge of the Purchaser, any of the executive officers and directors of the Purchaser, has engaged in any transaction in the Shares in the past 60 days, except that in May 1996: (i) Edward L. Hutton, Kevin J. McNamara, William R. Griffin, Thomas C. Hutton, Sandra E. Laney, John M. Mount, Timothy S. O'Toole, Donald E. Saunders and George J. Walsh III each received unrestricted stock awards covering 75 Shares at $33.50 per Share under a Company stock incentive plan; (ii) Edward L. Hutton exercised options for 10,000 Shares at $23.88 per Share and disposed of 7,243 Shares to offset taxes and the purchase price for exercising such options; (iii) Kevin J. McNamara (a) exercised options for 500 Shares at $25.25 per Share and disposed of 385 Shares to offset taxes and the purchase price for exercising such options, (b) exercised options for 250 Shares at $23.88 per Share and disposed of 187 Shares to offset taxes and the purchase price for exercising such options and (c) exercised options for 500 Shares at $27.00 per Share and disposed of 398 Shares to offset taxes and the purchase price for exercising such options; (iv) William R. Griffin exercised options for 5,000 Shares at $23.88 per Share and disposed of 3,596 Shares to offset taxes and the purchase price for exercising such options; and (v) Sandra E. Laney exercised options for 250 Shares at 23.88 and exercised options for 500 Shares at $25.25 per Share and disposed of 572 Shares to offset taxes and the purchase price for exercising all such options.

     Related Transactions. The Company and the Purchaser are involved in the following related transactions:

     The Company regularly deposits funds in excess of its working capital requirements with the Purchaser for short-term investment and the Purchaser, on occasion, may make short-term loans to the Company for working capital needs. These unsecured deposits and loans bear interest at the rate equal to fifty basis points above 2-year United States Treasury Notes for balances up to $5 million and fifty basis points above three year United States Treasury Notes for balances above $5 million. At January 31, 1996, the Company had $16,392,000 on deposit with the Purchaser. During the period January 1, 1995 through January 31, 1996, the largest amount on deposit with the Purchaser was $26,266,000. The Purchaser paid the Company $540,000, $618,000 and $1,424,000, respectively, during 1993, 1994 and 1995 as interest on amounts deposited by the Company with the Purchaser.

     During 1991, the Purchaser loaned to the Company $4,200,000 to partially finance the acquisition of Convenient Home Services, Inc. which changed its name to Service America Systems, Inc. in July 1994 ("Service America"). This loan bears interest at the rate determined on the basis of United States Treasury Notes. In addition, during 1993, the Purchaser loaned to the Company $4,224,000 to partially finance the acquisition of Encore Services Systems, Inc., a subsidiary of Service America. This loan bears interest at the fixed rate of 8.15%. At January 31, 1996, the Company had $8,424,000 on loan from the Purchaser, which was the largest amount on loan from the Purchaser at any time during the period January 1, 1993 through January 31, 1996. The Company paid the Purchaser $351,000, $603,000 and $631,000, respectively, during 1993, 1994 and
1995 as interest on amounts loaned to the Company from the Purchaser.

     As a subsidiary of the Purchaser and pursuant to an agreement with the Purchaser, the Company has used various financial, insurance, tax, audit, legal and other services provided by the Purchaser. The Company pays fees for these services based on the Purchaser's costs. The Company paid the Purchaser $305,000 for such services in 1995; $227,686 for such services in 1994; and $213,129 for such services in 1993. In addition, the Company has entered into a sublease agreement with the Purchaser pursuant to which the Company leases approximately 23,500 square feet of office space from the Purchaser on the 25th and 30th floors of Chemed Center, 2255 East Fifth Street, Cincinnati, Ohio, at a rental equal to that paid by the Purchaser under its lease and for a term coterminous with the Purchaser's lease term which expires in 2006. For 1993, 1994 and 1995, the Company paid the Purchaser lease payments under the sublease aggregating $359,000, $413,000 and $491,000, respectively.

     The Company owns 70% of the outstanding capital stock of Service America and the Purchaser owns the remaining outstanding 30%. As mentioned above, the Purchaser also loaned the Company $4,200,000 to partially fund the Company's acquisition of its 70% interest. None of the executive officers or directors of the Purchaser are officers or directors of Service America; however, the Purchaser, indirectly through its representation on the Company Board, could exercise control over Service America. See "-- Background to the Offer" above. Service America is engaged primarily in the air conditioning and appliance maintenance and repair business in Florida primarily through the sale of service contracts which generally cover a one-year period. In July 1993, Service America completed the acquisition of all the outstanding shares of Common Stock of Encore Services, Inc. ("Encore"), which is also primarily engaged in the air conditioning and appliance maintenance and repair business through service contracts in Florida and Arizona. Service America had net income of $1,380,000, $812,000 and $1,253,000 in fiscal years 1993, 1994 and 1995, respectively.

     Should any state or locality impose, or should the Purchaser and the Company elect to pay, an income or franchise tax by combining or consolidating all or part of the income, losses, properties, payrolls, sales or other attributes of the Purchaser and the Company or one or more of their respective subsidiaries, the Company has agreed to reimburse the Purchaser for the Company's and its subsidiaries' share of such franchise or income tax. The amount to be reimbursed is equal to the tax that would have been required to be paid had the Company or any of its subsidiaries included in such combined or consolidated return filed a separate return without the inclusion of any income, losses, properties, payrolls, sales or other attributes of any related parent or subsidiary corporation.

     The Company has a program under which three nominations for membership on the Company Board are made each year from a rotating group of senior officers of the Company, senior executives of its operating divisions and subsidiaries and senior executives of the Purchaser. The persons currently considered to be in the rotating group are Ms. Naomi C. Dallob and Messrs. Richard L. Arquilla, Brian A. Brumm, Gary C. Burger, Spencer S. Lee, and Timothy S. O'Toole. Ms. Dallob and Messrs. Brumm and O'Toole were nominated in 1996.

     The Company has entered into an employment agreement with Mr. William R. Griffin, who is the President and Chief Executive Officer of the Company and an Executive Vice President of the Purchaser. The employment agreement provides for Mr. Griffin's continued employment as an executive employee of the Company through October 31, 2000, subject to earlier termination under certain circumstances, at a base salary of $310,000 per annum or such higher amounts as the Roto-Rooter Board may determine, as well as participation in incentive compensation plans, stock incentive plans and other employee benefit plans. In the event of termination without cause or a material reduction in authority or responsibility, the agreement provides that Mr. Griffin will receive severance payments equal to 150 percent of his then current base salary plus the amount of incentive compensation most recently paid or approved in respect of the previous year, and the fair market value of all stock awards which have vested during the twelve months prior to termination, for the balance of the term of the agreement.

FAIRNESS OF THE OFFER

     At its meeting on August 7, 1996, the Chemed Board (with Mr. Griffin abstaining) resolved that the Offer is fair to the holders of Shares other than the Purchaser. In forming such belief, the Chemed Board considered the following factors, which are listed in their relative order of importance to the Chemed Board's decision:

     Opinion of CS First Boston. The Chemed Board gave significant weight to the presentation made by CS First Boston to the Chemed Board at its meeting on August 7, 1996, and the oral opinion delivered by CS First Boston to the Chemed Board at that meeting (and subsequently confirmed in writing on August 8, 1996), that, as of the date of such opinion and based upon and subject to the factors and assumptions reviewed with the Chemed Board, the cash consideration to be received by the stockholders of the Company pursuant to the Offer was fair to such stockholders other than the Purchaser from a financial point of view. See "-- Opinion of Financial Advisor" below.

     Prior Discussions. The Chemed Board considered the discussions in July 1995 relating to the then proposed transaction between the Purchaser and the Company. The Chemed Board noted that the Offer was at a higher price than the Second Counter-Proposal. See "-- Background to the Offer" above. The Chemed Board also noted that, unlike the stock-for-stock proposed transaction in 1995, the Offer was for cash, which the Chemed Board believed was a more attractive form of consideration.

     Company Financial Performance. Because the Company represents a significant investment for Chemed, all the members of the Chemed Board are familiar with the Company's financial information and historical performance and are able to make informed judgments regarding the positive and negative aspects of the Company in assessing whether or not the Offer was fair to the Company's stockholders other than the Purchaser. In particular, Chemed Board considered the fact that the Offer Price of $41.00 represented a multiple of 17.8 times Roto-Rooter's estimated 1996 earnings.

     Historic Illiquidity of the Shares. The Chemed Board considered the fact that historically, the Shares have traded thinly. The Chemed Board reviewed statistics showing that the median daily trading volume for the Shares during the period since January 1994 ranged from 200 to 900 Shares per day and that the median bid/ask spread on the Shares during such period ranged from $2.00 to $2.50. The Chemed Board viewed the Offer as giving stockholders, particularly those holding a large number of Shares, an opportunity to immediately realize value for their Shares at a fixed price.

     Historical Trading Prices. The Chemed Board considered the fact that the Offer price of $41.00 represented a premium of approximately 20% over the closing bid price of $34.00 per Share on August 7, 1996. The Chemed Board reviewed trading information relating to the Shares since January 1995, which showed that the trading prices for the Shares since that time had generally been at a significant discount to the Offer price. The Chemed Board did not attach significant weight to this factor, as the historical illiquidity of the Shares (as described above) reduces the usefulness of historic trading prices for the Shares as an indicator of the value of the Company at any moment in time.

OPINION OF FINANCIAL ADVISOR

     Chemed retained CS First Boston to act as its exclusive financial advisor and as Dealer Manager in connection with the Offer. On August 7, 1996, CS First Boston rendered to the Chemed Board its oral opinion, subsequently confirmed on August 8, 1996 by delivery of a written opinion (the "CS First Boston Opinion"), that, as of such date and based upon and subject to the factors and assumptions set forth in such written opinion, the cash consideration to be received by the stockholders of Roto-Rooter pursuant to the Offer was fair to such stockholders other than Chemed from a financial point of view. No limitations were imposed by the Chemed Board upon CS First Boston with respect to investigations made or procedures followed by CS First Boston in rendering the CS First Boston Opinion. CS First Boston was not requested to opine as to the fairness of the Offer to Chemed.

     The full text of the CS First Boston Opinion, which sets forth the assumptions made, matters considered, qualifications and limitations on the review undertaken by CS First Boston, is attached as Appendix A to this Offer to Purchase and is incorporated herein by reference. The CS First Boston Opinion was requested by the Chemed Board for its information and is directed only to the fairness from a financial point of view of the cash consideration to be received by the stockholders of Roto-Rooter other than Chemed pursuant to the Offer. The CS First Boston Opinion does not constitute a recommendation to any stockholder as to whether such stockholder should tender Shares pursuant to the Offer. The CS First Boston Opinion is based upon financial, economic, market, and other conditions as they existed and could be evaluated as of the date of the CS First Boston Opinion. The summary of the CS First Boston Opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the opinion set forth in Appendix A and incorporated herein by reference.

     The summary set forth below does not purport to be a complete description of the analyses underlying the CS First Boston Opinion or the presentation made by CS First Boston to the Chemed Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, CS First Boston did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, CS First Boston made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chemed or Roto-Rooter. Any estimates contained in the analyses performed by CS First Boston are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, CS First Boston's opinion of August 7, 1996 and its presentation to the Chemed Board were among several factors taken into consideration by the Chemed Board in making its determination to commence the Offer. Consequently, the CS First Boston analyses described below should not be viewed as, and was not, determinative of the decision of the Chemed Board with respect to the cash consideration to be received by the stockholders of Roto-Rooter other than Chemed pursuant to the Offer.

     In arriving at its opinion, CS First Boston reviewed certain publicly available business and financial information relating to Roto-Rooter, as well as a draft dated August 6, 1996 of this Offer to Purchase. CS First Boston also reviewed certain other information, including financial forecasts, provided to it by Roto-Rooter and Chemed, and met with the management of Chemed to discuss the business and prospects of Roto-Rooter. The material aspects of the financial forecasts reviewed by CS First Boston are summarized below. SEE "THE TENDER OFFER -- CERTAIN INFORMATION CONCERNING THE COMPANY" FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT MAY RESULT IN THE COMPANY'S ACTUAL FINANCIAL PERFORMANCE DIFFERING FROM THESE FORECASTS.

     CS First Boston also considered certain financial and stock market data of Roto-Rooter, and compared that data with similar data for other publicly held companies in businesses similar to that of Roto-Rooter. In addition, CS First Boston considered the financial terms of certain other acquisitions and business combinations that have recently been effected. CS First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, CS First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CS First Boston assumed that, at the time they were prepared, they were reasonably prepared on bases reflecting the best available estimates and judgments at the time of Roto-Rooter's management as to the future financial performance of Roto-Rooter, and, as currently updated and adjusted, reflect the best currently available estimates and judgments of Chemed's management as to the future financial performance of Roto-Rooter. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Roto-Rooter, nor was it furnished with any such evaluations or appraisals. The CS First Boston Opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated as of the date of the CS First Boston Opinion. CS First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Roto-Rooter.

     The following is a summary of the analyses performed by CS First Boston and presented to the Chemed Board in connection with the preparation of the CS First Boston Opinion.

     Trading History.

     CS First Boston reviewed the daily recorded last trading, bid and ask prices, as well as daily trading volume for the Shares for the period from January 1, 1994 through August 2, 1996 and calculated certain median statistics, based on such daily trading information, for each of the periods beginning on January 1, 1994, January 1, 1995, July 1, 1995, January 1, 1996 and July 1, 1996
and ending, in each case, on August 2, 1996. CS First Boston noted that the low median daily trading volume of 200 to 900 Shares per day and the wide median bid/ask spread of $2.00 to $2.50 reflected in such trading information demonstrated the illiquidity of the Shares.

     Comparable Companies Analysis.

     CS First Boston performed a comparable companies analysis in which it compared certain publicly available historical financial and operating data, projections of future financial performance (reflecting equity research analysts' estimates) and market statistics (calculated based upon closing stock prices on August 2, 1996) of selected publicly traded companies considered by CS First Boston to be reasonably comparable to Roto-Rooter with similar historical financial and operating data, projections of future financial performance (reflecting the Roto-Rooter Projections (as defined below)) and market statistics (also calculated based upon closing stock prices on August 2, 1996) of Roto-Rooter. The comparable companies were ABM Industries Incorporated, Barefoot, Inc., The Dwyer Group, Inc., Rollins, Inc., ServiceMaster LP and York International Corporation (collectively, the "Comparable Companies"). CS First Boston compared the Market Value and the Adjusted Market Value (both as defined below) as a multiple of operating results for each of the Comparable Companies with those of Roto-Rooter. For purposes of this analysis, CS First Boston defined Market Value as a company's share price multiplied by fully diluted shares outstanding less exercisable stock option proceeds and defined Adjusted Market Value as the Market Value plus net debt. CS First Boston also calculated, for Roto-Rooter and each of the Comparable Companies, the current market price per share as a multiple (the "P/E Ratio") of 1996 estimated earnings per share ("EPS"), reflecting a composite of equity research analysts' estimates. The P/E Ratio calculated by CS First Boston for Roto-Rooter was 16.0x, as compared with a range of 11.3x to 16.7x for the Comparable Companies.

     Based on its comparable companies analysis, CS First Boston derived an equity value reference range for Roto-Rooter of $134.0 to $198.1 million, or $26.01 to $38.44 per Share. CS First Boston also used this analysis, among other things, to derive the terminal value multiples utilized in its discounted cash flow analysis described below.

     Comparable Acquisitions Analysis.

     CS First Boston's comparable acquisitions analysis consisted of a minority buy-out analysis and an industry comparables analysis.

     Minority Buy-Out Analysis. CS First Boston reviewed publicly available information regarding 39 cash minority buy-outs completed over the period from January 1990 to July 1996 (the "Minority Buy-Out Comparables") and calculated the high, low, mean and median percentage premiums of the cash consideration paid over the stock price of each of the targets one day, one week and one month prior to the announcement of such buy-outs. CS First Boston calculated median and mean premiums of (i) 19.4% and 23.2%, respectively, over the target's stock price one day prior to announcement; (ii) 20.7% and 25.7%, respectively, over the target's stock price one week prior to announcement; and (iii) 23.9% and 27.6%, respectively, over the target's stock price one month prior to announcement.

     CS First Boston then calculated implied values for the Shares by application of the median and mean percentage premiums offered to the target stockholders in the Minority Buy-Out Comparables to the closing bid price of the Shares one day, one week and one month prior to August 2, 1996. Based on the median premiums, the analysis yielded: (i) implied values for the Shares one day, one week and one month prior to announcement of $40.60, $40.43 and $42.75, respectively; (ii) a one week mean of $40.79; and (iii) a one month mean of $42.11. Based on the mean premiums, the analysis yielded (i) implied values for the Shares one day, one week and one month prior to announcement of $41.89, $42.11 and $44.02, respectively; (ii) a one week mean of $42.48; and (iii) a one month mean of $43.36. Based on its minority buy-out analysis, CS First Boston derived an implied equity value reference range for Roto-Rooter of $208.3 to $226.8 million, or $40.43 to $44.02 per Share.

     Industry Comparables Analysis. CS First Boston reviewed certain publicly available information regarding 11 business combinations involving companies in the service industry consummated since June 1988 (the "Acquisition Comparables"). The Acquisition Comparables were: (i) American Eco Corporation's acquisition of EIF Holdings, Inc., (ii) Hudson Technologies, Inc.'s acquisition of Refrigerant Reclaimation Industries Inc., (iii) Wall Street Financial Corporation's acquisition of Honolulu Roofing Co. Ltd., (iv) Air-Cure Environmental, Inc.'s acquisition of Amerex USA, (v) ABM Industries Incorporated's acquisition of

General Maintenance Service Co., (vi) Rust International Inc.'s acquisition of EnClean, Inc., (vii) ISS-International Service Systems A/S' acquisition of Commercial Services Division (Electrolux AB), (viii) Lyonaise des Eaux's acquisition of Dumez S.A., (ix) American International Group Inc.'s acquisition of Fischbach Corporation, (x) York International Corporation's acquisition of RECO International and (xi) Citicorp Capital Investors Ltd.'s acquisition of York International Corporation.

     CS First Boston compared the Adjusted Market Value of each Acquisition Comparable as a multiple of the publicly available latest twelve months' ("LTM") sales of the acquired companies. The multiples derived using this analysis ranged from 0.9x to 1.0x. Based on its industry comparables analysis, CS First Boston derived an equity value reference range for Roto-Rooter of $177.3 to $195.8 million, or $34.40 to $38.00 per Share.

     CS First Boston also considered the fact that in 1995 the Special Committee had indicated that it would approve an exchange of one Chemed Share and $4.00 in cash for each Share (implying a value of $37.75 per Share based on the then-current Chemed market value). Using that implied value, CS First Boston calculated implied multiples for sales; earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); net income; and book value of Roto-Rooter based on Roto-Rooter operating results available at the time the Second Counter-Proposal was made. Based on such analysis, CS First Boston calculated an equity value reference range for Roto-Rooter, based on current operating results, of $205.0 to $221.3 million, or $39.78 to $42.94 per Share.

     Based on the two components of its comparable acquisitions analysis, CS First Boston derived an equity value reference range for Roto-Rooter of $177.3 to $221.3 million, or $34.40 to $42.94 per Share.

  Discounted Cash Flow Analysis.

     CS First Boston performed a discounted cash flow analysis of the projected cash flows of Roto-Rooter for the fiscal years 1996 through 2000, based upon projections for Roto-Rooter Corp. (the "Franchise Company"), Roto-Rooter Service Company (the "Service Company") and Service America, developed by Roto-Rooter's management for 1996 and 1997 in connection with its business planning in late 1995. The 1996 projections were updated by Roto-Rooter management in mid-1996 to reflect recent operating results and were provided to CS First Boston by the management of Chemed. Based on conversations with Chemed management, the Roto-Rooter Projections were further updated and adjusted for the period from 1996 through 2000 (the "Roto-Rooter Projections").

     In performing its discounted cash flow analysis, CS First Boston valued the Franchise Company and the Service Company separately from the 70%-owned Service America.

     For the Franchise Company, the Roto-Rooter Projections assumed (i) sales growth of 5.2% for each of the years 1996 through 2000 and (ii) EBIT Margin (defined for purposes of this analysis as EBIT before intangible amortization) of 35.9% in 1996, with an increase of 1% per year for each year thereafter through 2000. For the Service Company, the Roto-Rooter Projections assumed (i) sales growth of 17% in 1996 and 12% for each year thereafter through 2000 and
(ii) EBIT Margin of 12.1% in 1996 and for each year thereafter through 2000. For Service America, the Roto-Rooter Projections assumed (i) sales growth of 7.1% in 1996 and 10.5% for each year thereafter through 2000 and (ii) EBIT Margin of 6.6% in 1996 and 7.5% for each year thereafter through 2000.

     On an adjusted consolidated basis, the Roto-Rooter Projections indicated
(i) revenue growth of 13.3% in 1996 and 11.2% for each year thereafter through 2000; (ii) EBIT Margin of 10.8% in 1996 and 11.0% thereafter through 2000 and
(iii) EBITDA Margin (defined for purposes of this analysis as EBITDA after intangible amortization) of 13.5% in 1996 and 13.7% in each year thereafter through 2000.

     Based on the Roto-Rooter Projections, CS First Boston derived equity value reference ranges for (i) the Franchise Company and the Service Company and (ii) 70% of Service America and added them to determine an equity value reference range for Roto-Rooter on a consolidated basis. For purposes of this analysis, CS First Boston utilized discount rates reflecting a weighted average cost of capital of 11.5% and 12.5% and terminal value multiples of 2000 EBITDA (derived from the comparable companies analysis) of 6.0x and 7.0x. Based on this analysis, CS First Boston calculated the following equity value reference ranges: (i) $179.2 to $204.7 million for the Franchise Company and the Service Company, (ii) $11.9 to $17.4 million for Roto-Rooter's 70% interest in Service America and (iii) $191.1 to $222.0 million, or $37.09 to $43.09 per Share, for Roto-Rooter.

  Summary Valuation.

     Based upon the above valuation analyses, CS First Boston derived an equity value reference range for Roto-Rooter of $180.0 to $220.0 million, or $34.93 to $42.70 per Share.

     Pursuant to a letter agreement dated as of August 6, 1996 between Chemed and CS First Boston, Chemed agreed to pay CS First Boston an aggregate fee of $900,000 for services thereunder, of which $50,000 became payable upon CS First Boston's engagement and the balance became payable upon approval by the Chemed Board of the commencement of the Offer. None of CS First Boston's fees are contingent upon the acquisition of any Shares pursuant to the Offer. Chemed also has agreed to reimburse CS First Boston for all out-of-pocket expenses, including the fees and expenses of its legal counsel and other advisors. Chemed has further agreed to indemnify CS First Boston and certain related persons and entities for certain losses, claims, damages or liabilities (including action or proceedings in respect thereof) related to or arising out of, among other things, its engagement as financial advisor.

     Chemed retained CS First Boston based upon CS First Boston's experience and expertise. Since 1986, CS First Boston has provided financial advisory and investment banking services to Chemed, and acted as Chemed's exclusive financial advisor in connection with its proposed stock-for-stock merger with Roto-Rooter in 1995. See "--Background to the Offer" above. CS First Boston is an internationally recognized investment banking and advisory firm. CS First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of its business, CS First Boston and its affiliates may actively trade the debt and equity securities of Chemed and the equity securities of Roto-Rooter for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for Shares pursuant to the Offer (or pursuant to the Second Step Merger, if consummated) will be taxable for Federal income tax purposes under the Code, and also may be taxable under applicable state, local, foreign and other tax laws. In general, for Federal income tax purposes, a stockholder will receive gain or loss equal to the difference between the amount of cash received and such holder's tax basis for the Shares sold. Such gain or loss will be a capital gain or loss provided the Shares are a capital asset in the hands of the stockholders and will be a long-term capital gain or loss if the Shares have been held for more than 12 months.

     The foregoing discussion may not be applicable to stockholders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER (AND THE SECOND STEP MERGER, IF CONSUMMATED), INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

APPRAISAL RIGHTS

     UNDER THE DGCL, HOLDERS OF SHARES NOT PURCHASED BY THE PURCHASER ARE NOT ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER. However, if following consummation of the Offer, the Purchaser owns 90% or more of the outstanding Shares and the Purchaser consummates the Second Step Merger, holders of Shares not purchased by the Purchaser will be entitled to appraisal rights under the DGCL as follows.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL ("Section 262"). All references in Section 262 and in this summary to a "stockholder" or "holders" are to the record holder of the Shares as to which appraisal rights are asserted.

     Under the DGCL, holders of Shares ("Appraisal Shares") who follow the procedures set forth in Section 262 will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Second Step Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262, the Purchaser, either before the effective date of the Second Step Merger or within ten days thereafter, must notify each of its stockholders entitled to appraisal rights of the effective date of the Second Step Merger and that appraisal rights are available, and must include in such notice a copy of Section 262.

     A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must deliver to the Purchaser within 20 days after the date of mailing of the notice described in the preceding paragraph a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal (as described below) is made and must continue to hold such Appraisal Shares of record through the effective date of the Second Step Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made (if such demand is made prior to the effectiveness of the Second Step Merger), but who thereafter transfers such Appraisal Shares prior to the consummation of the Second Step Merger, will lose any right to appraisal in respect of such Appraisal Shares.

     Within 120 days after the effective date of the Second Step Merger, but not thereafter, the Purchaser or any stockholder who has complied with the statutory requirements summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. The Purchaser is under no obligation to file a petition with respect to the appraisal of the fair value of the Appraisal Shares and does not intend to do so. Accordingly, it is the obligation of the stockholders seeking appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the effective date of the Second Step Merger, any stockholder who has complied with the statutory requirements summarized above will be entitled, upon written request, to receive from the Purchaser a statement setting forth the aggregate number of Appraisal Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within ten days after a written request therefor has been received by the Purchaser or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Second Step Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     The costs of the proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a stockholder, the Delaware Chancery Court may also order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective date of the Second Step Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or to receive payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Second Step Merger).

     If any stockholder who properly demands appraisal of his Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares pursuant to the Second Step Merger. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Second Step Merger, or if the stockholder delivers to the Purchaser a written withdrawal of his demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Second Step Merger will require the written approval of the Purchaser.

                                THE TENDER OFFER

TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with the provisions set forth under "-- Withdrawal Rights" below. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, September 11, 1996, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in "-- Certain Conditions of the Offer" below shall have occurred or shall have been determined by the Purchaser to have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If by 12:00 Midnight, New York City time, on Wednesday, September 11, 1996 (or at any date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (b) waive all the unsatisfied conditions and, subject to complying with the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's right to terminate the Offer set forth under "-- Certain Conditions of the Offer" below.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described under "-- Withdrawal Rights" below. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     This Offer to Purchase and related Letter of Transmittal and other relevant materials are being mailed by Purchaser to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message (as defined below)) and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder(s) has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 8, 1996. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed not effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer (or pursuant to the Second Step Merger, if consummated), a stockholder surrendering Shares in the Offer (or pursuant to the Second Step Merger, if consummated) must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer (or pursuant to the Second Step Merger, if consummated) may be subject to backup withholding at a rate of 31%. All stockholders surrendering Shares pursuant to the Offer (or pursuant to the Second Step Merger, if consummated) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal. For other Federal income tax consequences, see "Special Factors -- Certain Federal Income Tax Consequences".

WITHDRAWAL RIGHTS

     Except as otherwise provided below, tenders of Shares will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, October 11, 1996.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth under "-- Procedure for Tendering Shares" above, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described under "-- Procedure for Tendering Shares" above at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights" above, promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser and such determination will be final and binding on all tendering stockholders. See "-- Terms of the Offer" above and "-- Certain Conditions of the Offer" below. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the

Exchange Act, which requires that a bidder pay the consideration offered or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under "-- Withdrawal Rights" above.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, at the expense of the Purchaser, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth under "-- Procedure for Tendering Shares" above, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

PRICE RANGE OF THE SHARES; DIVIDENDS

     The Shares are included in the Nasdaq National Market and are traded under the symbol ROTO. The range of the high and low market prices for the Shares and dividends paid per Share for each quarter of 1994 and of 1995 and for the first three quarters of 1996 is set forth below.

                                                                                DIVIDEND PAID
                                                              HIGH      LOW       PER SHARE
                                                              -----    -----    -------------
    1994
         First Quarter......................................  $32      $28          $0.14
         Second Quarter.....................................   32       24           0.14
         Third Quarter......................................   26 1/2   22 1/2       0.15
         Fourth Quarter.....................................   25 3/4   19 1/2       0.15
    1995
         First Quarter......................................  $28      $19 1/2      $0.15
         Second Quarter.....................................   28 1/2   24 1/2       0.15
         Third Quarter......................................   37       28           0.17
         Fourth Quarter.....................................   37 3/4   30 1/2       0.17
    1996
         First Quarter......................................  $33 3/4  $30          $0.17
         Second Quarter.....................................   41 1/2   30 3/4       0.17
         Third Quarter through August 12, 1996..............   42       33 1/2       0.00

     On August 7, 1996, the last full trading day before the first public announcement of the Offer, the last reported sale price of the Shares on the Nasdaq National Market was $36.50 per Share. The last reported bid price for the Shares on August 7, 1996 was $34.00 per Share. The Purchaser expects the Roto-Rooter Board to declare a dividend of $0.20 per Share to be paid in September 1996 to holders of Shares on the Record Date.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

CERTAIN EFFECTS OF THE OFFER

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which among other things requires that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq National Market with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq National Market reporting and the Nasdaq National Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company's June 30 Form 10-Q, there were 5,172,963 Shares issued and outstanding as of August 13, 1996. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq National Market and the Shares are no longer included in the Nasdaq Stock Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration.  The Shares are currently registered under
Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

     Unless the Second Step Merger is consummated, the Purchaser currently does not intend to propose or seek to have the Shares delisted from the Nasdaq National Market or to terminate the registration of the Shares under the Exchange Act. However, delisting of the Shares may still occur at the instigation of the NASD due to the reduced number of Shares or holders thereof then outstanding. See "Special Factors -- Purpose and Structure of the Offer; Plans for the Company After the Offer" above.

     Increased Interest in Net Book Value and Net Earnings of the Company. In the event that the Offer is consummated, the interest of the Purchaser in the net book value and net earnings of the Company, in terms of both percentages and dollar amounts, will increase in direct proportion to the increase in the percentage of outstanding Shares owned by the Purchaser resulting from the Share acquisitions pursuant to the Offer. If all of the outstanding Shares are purchased pursuant to the Offer, the Purchaser's beneficial interest in the net book value at June 30, 1996 and net earnings of the Company for the six months ended June 30, 1996, as reflected in the Company's June 30 Form 10-Q would increase to 100%, or $79,106,000 and $5,344,000, respectively.

     Tax Sharing Agreement. In the event the Offer is consummated and the Purchaser owns 80% or more (but less than 100%) of the outstanding Shares, the Purchaser intends to enter into a Federal income tax sharing agreement with the Company and the Company's subsidiaries on customary terms. Such agreement is expected to provide for the filing of consolidated Federal income tax returns and would require the Company and its subsidiaries to make payments to the Purchaser in amounts equal to their tax liabilities computed on a separate basis. If the Company and its subsidiaries generate losses or credits which actually reduce the Purchaser's consolidated Federal income tax liability or which would have resulted in a refund on a separate company basis during the period the Company and its subsidiaries are members of the affiliated group, such agreement would generally require the Purchaser to pay to the Company and its subsidiaries the amount of such reduction or refund. Such agreements would also address the timing of such payments, the resolution of tax disputes and other similar matters.

CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company was incorporated in Delaware on September 28, 1983 as a wholly owned subsidiary of the Purchaser, and on August 31, 1984, succeeded to the business of the Purchaser's Roto-Rooter Group, the substantial portion of which business the Purchaser acquired in 1980. In September 1984, the Company sold in a private placement 719,991 Shares, and in June 1985, the Purchaser sold in a public offering 1,100,000 Shares. As of the date hereof, the Purchaser owned 2,990,333 Shares, which Shares represent approximately 58% of the outstanding Shares.

     The Company conducts its business in one business segment. All significant revenues relate to providing repair and maintenance services to residential, commercial, industrial and municipal customers through both company-owned and franchised operations.

     The Company is the largest provider of sewer and drain cleaning services in the United States. The Company provides sewer and drain cleaning and plumbing repair and maintenance services through company-owned operations and franchised operations located in all 50 states, Canada and Japan. The Company also manufactures and purchases for resale sewer and drain cleaning equipment, cable, and other products and accessories for its company-owned operations and for sale to its independent franchisees. The Company is one of the oldest franchising businesses in the United States, having established its first franchise in 1936. In August 1991, the Company and the Purchaser, respectively, purchased 70% and 30% of Service America. See "Special Factors -- Interests of Certain Persons; Stockholdings of Certain Officers and Directors; and Related Transactions". As a percent of total operating revenue, sewer and drain cleaning repair and maintenance services represent 32%, plumbing repair and maintenance services represent 24%, air conditioning and appliance repair and maintenance services represent 32%, and all other classes represent 12%.

     The Company's principal offices are located at 2500 Chemed Center, 255 E. Fifth Street, Cincinnati, Ohio 45202.

     Set forth below is a summary of certain selected financial information with respect to the Company for the six months ended June 30, 1996 and June 30, 1995, and for the years ended December 31, 1995 and 1994. The June 30, 1996 information was excerpted from the Company's June 30 Form 10-Q. The June 30, 1995 information was excerpted from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and the December 31, 1995 and 1994 information was excerpted from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Company's 1995 Form 10-K"). More comprehensive financial information is included in the Company's June 30 Form 10-Q, the Company's 1995 Form 10-K and such other financial information (including any related notes) contained therein. The Company's June 30 Form 10-Q and the Company's 1995 Form 10-K may be inspected and copies may be obtained in the manner set forth below.

                               ROTO-ROOTER, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 SIX MONTHS ENDED            YEAR ENDED
                                                     JUNE 30,               DECEMBER 31,
                                              ----------------------    ---------------------
                                                1996         1995         1995         1994
                                              ---------    ---------    --------     --------
    Income Statement Data:
      Sales and Operating Revenues..........  $  97,821    $  86,998    $179,772     $171,930
      Net Income............................      5,344        4,476       9,677(a)     8,771
      Earnings Per Share....................  $    1.04    $    0.88    $   1.90(a)  $   1.73
    Balance Sheet Data:
      Total Assets..........................  $ 154,083    $ 143,489    $149,869     $137,383
      Total Liabilities.....................     74,977       72,321      74,883       69,636
      Stockholders' Equity..................     79,106       71,168      74,986       67,747

- ---------------
(a) Excludes nonrecurring expense of $538,000 pretax ($355,000 after tax or $.07 per Share) of legal, investment banking and other expenses relating to the Purchaser's attempted acquisition of the outstanding Shares in 1995.

     The book value per Share as of June 30, 1996 was $15.29 and as of December 31, 1995 was $14.60.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS:

     CERTAIN MATTERS DISCUSSED HEREIN ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. Forward-looking statements include the information set forth above under "Special Factors -- Opinion of Financial Advisor" concerning the Roto-Rooter Projections and the information set forth below concerning the Company's 1996 Mid-Year Estimate (the "MYE") and the Company's 1996 Business Plan (the "1996 Business Plan"). To that extent, the Purchaser claims the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such information has been included in this Offer to Purchase for the limited purpose of giving Roto-Rooter stockholders access to financial projections on Roto-Rooter that were made available to Chemed directors. Such information was prepared by Roto-Rooter management for internal use and not with a view to publication. Readers are cautioned that the following factors may cause the Company's actual financial performance to differ materially from those expressed in such forward-looking statements: a deterioration in general economic conditions, which may result in reduced demand for the Company's services; unexpected increases in operating expenses; an increase in competition, which may result in reduced revenue or increased promotional expenses; the Company's need to improve its relationships with its franchisees; and the general interest rate environment, because the Company is expected to realize significant interest income from its holdings of cash and interest-bearing securities.

     The MYE for 1996 and comparison of such estimate with the Company's 1995 performance and 1996 budget was prepared for and provided to members of the Roto-Rooter Board at its August 7, 1996 meeting.

                               ROTO-ROOTER, INC.

                             1996 MID-YEAR ESTIMATE
                               FINANCIAL SUMMARY
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                           1995         1996         1996
                                                         (ACTUAL)     (BUDGET)       (MYE)
                                                         --------     --------     ---------
    (1) Net Sales......................................  $179,722     $199,181     $ 202,685
    (2) Operating Profit...............................    18,851(a)    21,974        21,888
    (3) Pretax Profit..................................    17,375(a)    20,691        20,757
    (4) Net Income.....................................    10,032(a)    11,620        11,862
                                                         --------     --------      --------
    (5) Earnings Per Share.............................      1.97(a)      2.27          2.30
                                                         --------     --------      --------

                                                                       MARGINS
                                                         -----------------------------------
    (6) Operating Profit...............................      10.5%        11.0%         10.8%
    (7) Pretax Profit..................................       9.7         10.4          10.2
    (8) Net Income.....................................       5.6          5.8           5.9

- ---------------
(a) Excludes nonrecurring expenses of $538,000 pretax ($355,000 after tax and seven cents per share) related to the Purchaser's attempted acquisition of the outstanding Shares in 1995.

     The MYE contained the following commentary regarding the estimates:

          (1) The Company is projecting 1996 net sales of $202,685,000 or 12.5% above 1995 net sales.

          (2) Operating profit in 1996 is projected by the Company's management to increase to $21,888,000, which would be $3,037,000 or 16.1% above full year 1995 and $86,000 or 0.4% below budget. The operating profit margin for 1996 is expected by the Company's management to reach 10.8%, or 0.3 percentage points above prior year and 0.2 percentage points below budget.

          (3) As a result of higher interest income, pretax profit is expected by the Company's management to reach $20,757,000 in 1996, which would be 19.5% above full year 1995 and 0.3% above budget. Net income for 1996 is expected by the Company's management to be $11,862,000 or 18.2% above prior year and 2.1% above budget. Earnings per share are expected by the Company's management to reach $2.30 for 1996 or 16.8% above prior year and 1.3% above budget.

          (4) According to the Company's management, the key issues for achieving the full year 1996 forecast are continued sewer/drain cleaning and plumbing revenue growth, higher levels of new service contract sales and renewal rates of existing contracts, a successful resolution of outstanding issues related to the lawsuit with the Roto-Rooter Franchise Association (which lawsuit is described on pages 4 and 5 of the Company's 1995 Form 10-K), continued cost control in all business units and continued generation of excess cash from operations.

     The following information was excerpted or derived from the 1996 Business Plan. The 1996 Business Plan was prepared for and presented to members of the Roto-Rooter Board in December 1995. The 1996 Business Plan has not been updated by the Company since that time and therefore the information set forth below may no longer reflect the Company's financial position or prospects and has been included herein solely for informational purposes.

                               ROTO-ROOTER, INC.

                               1996 BUSINESS PLAN
                               FINANCIAL SUMMARY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           1997         1998         1999         2000
                                                        (FORECAST)   (FORECAST)   (FORECAST)   (FORECAST)
                                                        ----------   ----------   ----------   ----------
(1) Net Sales.........................................   $ 221,416    $ 247,763    $ 277,690    $ 311,616
(2) Operating Profits.................................      24,958       27,898       30,982       34,329
(3) Pretax Profit.....................................      24,260       28,075       32,651       37,933
(4) Net Income........................................      13,507       15,723       18,394       21,495
(5) Earnings Per Share................................        2.62         3.03         3.53         4.10

                                                                             MARGINS
                                                        -------------------------------------------------
(6) Operating Profit..................................        11.0%        11.3%        11.3%        11.2%
(7) Pretax Profit.....................................        10.4         11.0         11.3         11.8
(8) Net Income........................................         5.8          6.1          6.3          6.6

     The Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information at the public reference facilities are maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material may also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser is a Delaware corporation that was incorporated on March 26, 1970. Its principal executive offices are located at 2600 Chemed Center, 255 E. Fifth Street, Cincinnati, OH 45202. The Purchaser is a diversified public corporation with strategic positions in sanitary-maintenance-product distribution services (National Sanitary Supply); plumbing, drain cleaning, and residential appliance and air-conditioning repair (Roto-Rooter); medical and dental disposable-product supply for the alternate-care and hospital markets (Omnia); and home healthcare services (Patient Care). Relative contributions to operating profit are 31%, 41%, 15% and 13%, respectively. The Purchaser's business segments are defined as follows:

          (a) the National Sanitary Supply segment includes the consolidated operations of National Sanitary Supply Company, an 84%-owned subsidiary, which sells and distributes sanitary maintenance and paper supplies including cleaners, floor finishes, hand soaps, paper towels and tissues, cleaning equipment, packaging supplies, business paper and general maintenance products used by commercial, institutional and industrial businesses;

          (b) the Roto-Rooter segment includes the consolidated operations of the Company, which provides repair and maintenance services to residential and commercial accounts. Such services include sewer, drain and pipe cleaning, plumbing services and appliance repair and maintenance and are delivered through company-owned and franchised locations. The Company also manufactures and sells certain products and equipment used to provide such services;

          (c) the Omnia segment (formerly Veratex) includes the combined operations of the 100%-owned businesses comprising the Purchaser's Omnia Group, which manufactures medical and dental supplies and distributes them to dealers throughout the United States. Products include disposable paper, cotton and gauze proprietary products and various other dental and medical supplies; and

          (d) the Patient Care segment includes the consolidated operations of the 100%-owned businesses comprising the Purchaser's Patient Care Group, which offers complete, professional home-healthcare services in the New York-New Jersey-Connecticut area. Services provided to patients at home include skilled nursing; home health aides; physical, speech, respiratory and occupational therapies; medical social work, nutrition; and other specialized services.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser is set forth in Schedule I hereto and incorporated herein by reference.

     During the last five years, neither the Purchaser nor, to the Purchaser's knowledge, any person named in Schedule I hereto has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation of such laws.

     Set forth below is a summary of certain selected financial information with respect to the Purchaser for the six months ended June 30, 1996 and June 30, 1995, and for the years ended December 31, 1995 and 1994. The June 30, 1996 information was excerpted from the Purchaser's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "Purchaser's June 30 Form 10-Q"), the June 30, 1995 information was excerpted from the Purchaser's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and the December 31, 1995 and 1994 information was excerpted from the Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Purchaser's 1995 Form 10-K"). More comprehensive financial information is included in the Purchaser's June 30 Form 10-Q, the Purchaser's 1995 Form 10-K and such other financial information (including any related notes) contained therein. The Purchaser's June 30 Form 10-Q and the Purchaser's 1995 Form 10-K can be inspected and copies may be obtained in the manner set forth below.

                               CHEMED CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 SIX MONTHS ENDED             YEAR ENDED
                                                     JUNE 30,                DECEMBER 31,
                                              ----------------------    ----------------------
                                                1996         1995         1995         1994
                                              ---------    ---------    ---------    ---------
    Income Statement Data:
      Sales and Service Revenues............  $ 337,932    $ 347,202    $ 699,165    $ 645,027
         Income From Continuing
           Operations.......................     17,885       10,690       20,439       14,532
         Income From Discontinued
           Operations.......................         --          901        2,743       29,390
         Net Income.........................     17,885       11,591       23,182       43,922
         Earnings Per Share
              Income from Continuing
                Operations..................  $    1.82    $    1.08    $    2.07    $    1.47
              Net Income....................  $    1.82    $    1.17    $    2.35    $    4.46
    Balance Sheet Data:
      Total Assets..........................  $ 519,908    $ 512,573    $ 531,868    $ 505,483
      Total Liabilities.....................    308,655      318,648      323,211      319,163
      Stockholders' Equity..................    211,253      193,925      208,657      186,320

     The Purchaser is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Purchaser's directors and officers, their renumeration, stock options and other matters, the principal holders of the Purchaser's securities and any material interest of such persons in transactions with the Purchaser is disclosed in proxy statements distributed to the Purchaser's stockholders and filed with the Commission. Such reports, proxy statements and other information may be examined, and copies may be obtained from the Commission, in the manner set forth under "-- Certain Information Concerning the Company" above. Such information should also be available for inspection at the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to (a) purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis (excluding Shares held by the Purchaser) and (b) pay fees and expenses related to the Offer will be approximately $91,048,562. All funds needed for the Offer will be obtained either from the Purchaser's cash on hand or from borrowings under the Purchaser's $85,000,000 revolving credit facility with Bank of America National Trust and Savings Association, as agent, along with certain participating other banks, which was entered into on June 20, 1996 and replaced the Purchaser's then outstanding credit facilities (the "Credit Facility").

     The Credit Facility allows borrowings of up to $85,000,000, with an interest rate based on quoted market rates plus a margin and continues in place up to June 20, 2001. The Purchaser is currently borrowing $25,000,000 under the Credit Facility at an interest rate of 5.6975%. Borrowings under the Credit Facility are subject to maintaining certain financial covenants. The Purchaser is currently in compliance with such covenants. The Credit Facility contains a negative pledge pursuant to which the Purchaser has agreed not to create, incur, assume or permit to exist certain liens on its assets, including the 2,990,333 Shares that it owns. The Purchaser plans to repay borrowings under the Credit Facility with cash flows from its operations.

DIVIDENDS AND DISTRIBUTIONS

     As discussed in "Introduction", the Purchaser expects the Roto-Rooter Board to declare the Third Quarter Dividend. Holders of record of the Shares on the Record Date will be entitled to receive the Third Quarter Dividend whether or not they tender their Shares pursuant to the Offer, and no adjustment will be made to the Offer Price or to any other terms of the Offer as a result of the payment of such Third Quarter Dividend to such stockholders.

     If, on or after August 8, 1996, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then subject to the provisions set forth in "-- Certain Conditions to the Offer" below, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after August 8, 1996, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares (other than the Third Quarter Dividend), or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions set forth in "-- Certain Conditions to the Offer" below, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the

Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount of value thereof, as determined by the Purchaser in its sole discretion.

CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for any tendered Shares and may terminate the Offer as to any Shares not then paid for, if at any time on or after August 8, 1996 and prior to the time of acceptance for payment of or payment for any such Shares, any of the following conditions exist:

          (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Government Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in connection with, the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser or any affiliate of the Purchaser, (ii) seeking to prohibit or limit the ownership or operation by the Purchaser or any affiliate of the Purchaser of any portion of the business or assets of the Company and its subsidiaries or of the Purchaser or any affiliate of the Purchaser or to compel the Purchaser or any affiliate of the Purchaser to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser or any affiliate of the Purchaser or seeking to impose any limitation on the ability of the Purchaser or any affiliate of the Purchaser to conduct such business or own such assets, (iii) seeking to impose or confirm limitations on the ability of the Purchaser or any affiliate of the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or any affiliate of the Purchaser on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by the Purchaser or any affiliate of the Purchaser of any Shares, (v) seeking any material diminution in the benefits expected to be derived by the Purchaser or any affiliate of the Purchaser as a result of the transactions contemplated by the Offer, (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the reasonable judgment of the Purchaser, might materially adversely affect the Company or any of its subsidiaries or the Purchaser or any affiliate of the Purchaser or the value of the Shares or (vii) in the reasonable judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser or any affiliate of the Purchaser or the Company or any of its subsidiaries or (ii) the Offer or any merger or other similar business combination by the Purchaser or any affiliate of the Purchaser with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, that, in the reasonable judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

          (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries or to the value of the Shares to the Purchaser or any affiliate of the Purchaser, or the Purchaser shall have become aware of any facts that, in the reasonable judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser or any affiliate of the Purchaser;

          (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the reasonable judgment of the Purchaser, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (e) any consent or approval required to be obtained from any Federal or state governmental agency, authority or instrumentality in connection with the Offer is not obtained, or the Purchaser is advised, or otherwise has reason to believe, that any such consent or approval will be denied or substantially delayed, or will not be given other than upon terms or conditions that would, in the Purchaser's reasonable judgment, make it impracticable to proceed with the Offer;

which, in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any affiliate of the Purchaser) giving rise to any such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

CERTAIN LEGAL MATTERS

     The Offer constitutes a "Going Private" transaction under Rule 13e-3 under the Exchange Act. Consequently, the Purchaser has filed with the Commission a Transaction Statement on Schedule 13E-3, together with exhibits, in addition to filing with the Commission a Tender Offer Statement on Schedule 14D-1. Pursuant to Rule 13e-3, this Offer to Purchase contains information relating to, among other matters, the fairness of the Offer to the Company's stockholders.

     Based on a review of publicly available filings made by the Company with the Commission, other publicly available information concerning the Company, the review of certain information furnished by the Company to the Purchaser and discussions of representatives of the Purchaser with representatives of the Company during the Purchaser's investigation of the Company, except as otherwise described below, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this section, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See
"-- Certain Conditions of the Offer" above for certain conditions of the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See "-- Certain Conditions of the Offer" above.

     Ohio Statute. Section 1707.041 of the Ohio Revised Code Annotated (Anderson) ("Section 1707.041") provides, in general that in the event of a control bid (as defined below) for the securities of a subject company (as defined below), the offeror must file with The Ohio Division of Securities certain information concerning the Offer, including a copy of this Offer to Purchase. The Ohio Division of Securities may by order suspend the continuation of the Offer if it determines that all of the information required to be provided to it has not been so provided or that the bid materials provided to offerees do not provide full disclosure to offerees of all material information concerning the Offer.

     As used in Section 1707.041:

     "control bid" means the purchase of or offer to purchase any equity security of a subject company from a resident of Ohio if either of the following applies:

          (a) After the purchase of that security, the offeror would be directly or indirectly the beneficial owner of more than ten percent of any class of the issued and outstanding equity securities of the issuer.

          (b) The offeror is the subject company, there is a pending control bid by a person other than the issuer, and the number of the issued and outstanding shares of the subject company would be reduced by more than ten percent.

     "Subject company" means an issuer that satisfies both of the following:

          (a) Its principal place of business or its principal executive office is located in Ohio, or it owns or controls assets located within Ohio that have a fair market value of at least one million dollars.

          (b) More than ten per cent of its beneficial or record equity security holders are resident in Ohio, more than ten% of its equity securities are owned beneficially or of record by residents in Ohio, or more than one thousand of its beneficial or record equity security holders are residents in Ohio.

     In compliance with its obligations under Section 1707.041, the Purchaser has filed Form 041 with the Ohio Division of Securities, together with certain exhibits thereto. Offerees who are Ohio residents may obtain copies of Form 041, together with all exhibits thereto, at no charge, from the State of Ohio, Division of Securities, 77 South High Street, 22nd Floor, Columbus, Ohio 43266-0548, or alternatively, directly from Purchaser, Chemed Corporation 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio, 45202, Attention:
Secretary.

FEES AND EXPENSES

     The Purchaser has retained CS First Boston as its exclusive financial advisor and as Dealer Manager in connection with the Offer. The Purchaser has retained D.F. King & Co., Inc. to act as Information Agent and ChaseMellon Shareholder Securities, L.L.C. to act as Depositary, in connection with the Offer. The Information Agent may respond to inquiries of the Company's stockholders and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer material to beneficial owners, but it will not solicit tenders of Shares. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. See "Special Factors -- Opinion of Financial Advisor" for a description of the fees and expenses that the Purchaser has agreed to pay CS First Boston to act as financial advisor and as Dealer Manager in connection with the Offer.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     Expenses estimated to be incurred by the Purchaser in connection with the Offer are as follows:

    Financial Advisor Fees and Expenses....................................    $  950,000
    Depositary.............................................................    $   10,000
    Information Agent......................................................    $   15,000
    Legal fees.............................................................    $  500,000
    Printing, mailing and distribution expenses............................    $   50,000
    SEC filing fee.........................................................    $   17,732
    Miscellaneous fees and expenses........................................    $   18,000
              Total........................................................    $1,560,732

MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 and a Transaction Statement on Schedule 13E-3, together with exhibits, pursuant to Rules 14d-1 and 13e-3, respectively, under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from the Commission (but not the regional offices of the Commission) in the manner set forth under "-- Certain Information Concerning the Purchaser" above.

                                          Chemed Corporation

August 14, 1996

                                   SCHEDULE I

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

     The following table sets forth the name, age and present principal occupation or employment and five-year employment history of the directors and executive officers of the Purchaser and the number of Shares and options to acquire Shares beneficially owned, directly or indirectly, by such persons as of the date hereof. All such directors and executive officers are United States citizens and, except as set forth below, the principal business address of each such director and executive officer is the address of the Purchaser, 2600 Chemed Center, 255 E. Fifth Street, Cincinnati, OH 45202.

                                                                        ROTO-ROOTER, INC.
                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT    SHARES AND OPTIONS
     NAME AND AGE             AND FIVE-YEAR EMPLOYMENT HISTORY         BENEFICIALLY OWNED
- -----------------------  -------------------------------------------  ---------------------
EDWARD L. HUTTON         Mr. Hutton is Chairman and Chief Executive   45,536 Shares(1)(4)
Age: 77                  Officer of the Purchaser and has held these  50,750 options(2)
                         positions since November 1993. Previously,
                         from 1970 to November 1993, he served the
                         Purchaser as President and Chief Executive
                         Officer. Mr. Hutton is also Chairman of
                         Omnicare, Inc., Cincinnati, Ohio
                         (healthcare products and services), a
                         public corporation in which the Purchaser
                         holds a 2.8% ownership interest
                         (hereinafter "Omnicare"), Chairman of the
                         Company, and Chairman of National Sanitary
                         Supply Company, Cincinnati, Ohio (sanitary
                         and maintenance supplies distributor), an
                         84%-owned subsidiary of the Purchaser
                         (hereinafter "National"). Mr. Hutton is a
                         director of the Purchaser, National,
                         Omnicare and the Company. Mr. Hutton is the
                         father of Thomas C. Hutton, a Vice
                         President and a director of the Purchaser.
KEVIN J. MCNAMARA        Mr. McNamara is President of the Purchaser   2,096 Shares
Age: 43                  and has held this position since August      5,250 options(2)
                         1994. Previously, he served as Executive
                         Vice President, Secretary and General
                         Counsel from November 1993, August 1986 and
                         August 1986, respectively, to August 1994.
                         From May 1992 to November 1993, he was a
                         Vice Chairman of the Purchaser and from
                         August 1986 to May 1992 he was a Vice
                         President of the Purchaser. He is also Vice
                         Chairman of the Company and National. He is
                         a director of the Purchaser, National,
                         Omnicare and the Company.

                                                                        ROTO-ROOTER, INC.
                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT    SHARES AND OPTIONS
     NAME AND AGE             AND FIVE-YEAR EMPLOYMENT HISTORY         BENEFICIALLY OWNED
- -----------------------  -------------------------------------------  ---------------------
JAMES A. CUNNINGHAM      Mr. Cunningham is a Senior Chemical Adviser  1,000 Shares
Age: 51                  with Schroder Wertheim & Co. Incorporated,   No options
                         New York, New York (an investment banking,
                         asset management and securities firm), and
                         has held this position since March 1992.
                         Previously, he was a Managing Director of
                         Furman Selz Incorporated, New York, New
                         York (an institutional investment company),
                         and held this position from October 1990 to
                         March 1992. Mr. Cunningham is a director of
                         the Purchaser, National and the Company.
JAMES H. DEVLIN          Mr. Devlin is a Vice President of the        No Shares
Age: 49                  Purchaser and Group Executive of the         No options
The Omnia Group          Purchaser's Omnia Group (formerly known as
50 Big Beaver Road       the "Veratex Group") and has held these
Suite 350                positions since December 1992. Previously,
Troy, MI 48084           Mr. Devlin was an Executive Vice President
                         of Omnicare from May 1989 to December 1992
                         and held the same position with the Veratex
                         Group since May 1987 when it was owned and
                         operated by Omnicare. Mr. Devlin is a
                         director of the Purchaser.
CHARLES H. ERHART, JR.   Mr. Erhart retired as President of W.R.      6,666 Shares
Age: 71                  Grace and Co. (hereinafter "Grace"), Boca    No options
                         Raton, Florida (international specialty
                         chemicals and healthcare) in August 1990,
                         having held that position since July 1989.
                         Previously, he was Chairman of the
                         Executive Committee of Grace and held that
                         position from November 1986 to July 1989.
                         He is a director of the Purchaser,
                         National, Omnicare and the Company.
JOEL F. GEMUNDER         Mr. Gemunder is President of Omnicare and    1,100 Shares
Age: 57                  has held this position since May 1981. He    No options
Omnicare, Inc.           is a director of the Purchaser and
2800 Chemed Center       Omnicare.
Cincinnati, Ohio
PATRICK P. GRACE         Mr. Grace is a consultant and investment     No Shares
Age: 40                  adviser. Previously, from February 1991 to   No options
                         October 1995, he was President of Grace
                         Logistics Services, Inc., Greenville, South
                         Carolina (a full service provider of
                         logistical support), a subsidiary of Grace.
                         From March 1988 to February 1991, he served
                         as Chief Financial Officer at Kascho GmbH,
                         Berlin, Germany (manufacturer of chocolate
                         products), a subsidiary of Grace. Mr. Grace
                         is a director of the Purchaser.

                                                                        ROTO-ROOTER, INC.
                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT    SHARES AND OPTIONS
     NAME AND AGE             AND FIVE-YEAR EMPLOYMENT HISTORY         BENEFICIALLY OWNED
- -----------------------  -------------------------------------------  ---------------------
WILLIAM R. GRIFFIN       Mr. Griffin is President and Chief           26,760 Shares(3)
Age: 52                  Executive Officer and a director of the      61,500 options(2)
Roto-Rooter, Inc.        Company and has held these positions since
2500 Chemed Center       May 1985. Mr. Griffin is also an Executive
Cincinnati, OH 45202     Vice President of the Purchaser and has
                         held this position since May 1991. Mr.
                         Griffin is a director of the Purchaser,
                         Barefoot Inc., and Globe Business
                         Resources.
THOMAS C. HUTTON         Mr. Hutton is a Vice President of the        12,416 Shares(4)
Age: 45                  Purchaser and has held this position since   4,500 options(2)
Chemed Corporation       February 1988. Mr. Hutton is a director of
Suite 1510               the Purchaser, National, Omnicare and the
One Rockefeller Plaza    Company. He is a son of Edward L. Hutton,
New York, NY 10020       the Chairman and Chief Executive Officer
                         and a director of the Purchaser.
WALTER L. KREBS          Mr. Krebs retired as Director-Financial      No Shares
Age: 63                  Services of Diversey Corporation, Detroit,   No options
                         Michigan (specialty chemicals) ("Diversey")
                         on April 30, 1996. Mr. Krebs had held that
                         position since April 1991. Previously, from
                         January 1990 to April 1991, he was a Senior
                         Vice President and the Chief Financial
                         Officer of the Purchaser's then wholly
                         owned subsidiary, DuBois Chemicals, Inc.
                         ("DuBois"). Mr. Krebs is a director of the
                         Purchaser.
SANDRA E. LANEY          Ms. Laney is Senior Vice President and the   2,859 Shares
Age: 52                  Chief Administrative Officer of the          4,250 options (2)
                         Purchaser and has held these positions
                         since November 1993 and May 1991,
                         respectively. Previously, from May 1984 to
                         November 1993, she was a Vice President of
                         the Purchaser. Ms. Laney is a director of
                         the Purchaser, National, Omnicare and the
                         Company.
JOHN M. MOUNT            Mr. Mount is a Principal of Lynch-Mount      1,075 Shares
Age: 54                  Associates, Cincinnati, Ohio (management     No options
6685 Miralake Drive      consulting), and has held this position
Cincinnati, OH 45243     since November 1993. From April 1991 to
                         November 1993, Mr. Mount was Senior Vice
                         President of Diversey and President of
                         Diversey's DuBois Industrial division.
                         Previously, from May 1989 to April 1991,
                         Mr. Mount was an Executive Vice President
                         of the Purchaser and President of DuBois.
                         He held the latter position from September
                         1986 to April 1991. He is a director of the
                         Purchaser, National, Omnicare and the
                         Company.

                                                                        ROTO-ROOTER, INC.
                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT    SHARES AND OPTIONS
     NAME AND AGE             AND FIVE-YEAR EMPLOYMENT HISTORY         BENEFICIALLY OWNED
- -----------------------  -------------------------------------------  ---------------------
TIMOTHY S. O'TOOLE       Mr. O'Toole is an Executive Vice President   2,151 Shares
Age: 40                  and the Treasurer of the Purchaser and has   6,000 options (2)
                         held these positions since May 1992. He is
                         also the Chairman and Chief Executive
                         Officer of Patient Care, Inc., a 100%-owned
                         subsidiary of the Purchaser. From February
                         1989 to May 1992, he was a Vice President
                         and Treasurer of the Purchaser. He is a
                         director of the Purchaser, Vitas Healthcare
                         Corporation, National, Omnicare and the
                         Company.
D. WALTER ROBBINS, JR.   Mr. Robbins retired as Vice Chairman of      1,000 Shares
Age: 76                  Grace in January 1987 and thereafter became  No options
                         a consultant to Grace until July 1995. He
                         is a director of the Purchaser, National,
                         Omnicare and the Company.
PAUL C. VOET             Mr. Voet is an Executive Vice President of   2,024 Shares
Age: 50                  the Purchaser and has held this position     No options
                         since May 1991. Previously, from May 1988
                         to November 1993, he also served the
                         Purchaser as a Vice Chairman. Mr. Voet is
                         President and Chief Executive Officer and a
                         director of National. Mr. Voet is a
                         director of the Purchaser.
GEORGE J. WALSH III      Mr. Walsh is a partner with the law firm of  75 Shares
Age: 51                  Gould & Wilkie, New York, New York, and has  No options
Gould & Wilkie           held this position since January 1978. He
One Chase Manhattan      is a director of the Purchaser, National
  Plaza                  and the Company.
New York, NY 10005
ARTHUR V. TUCKER, JR.    Mr. Tucker is a Vice President and           No Shares
Age: 47                  Controller of the Purchaser and has held     No options
                         these positions since February 1989.

- ---------------
(1) Included in the 45,536 Shares, Mr. E.L. Hutton owns restricted stock awards that were granted under stock incentive plans of the Company, for (a) 1,333 Shares, all of which are unvested and which will vest on February 8, 1997,
    (b) 3,232 Shares, all of which are unvested and which will vest in equal amounts on each of February 1, 1997, 1998, 1999 and 2000 and (c) 3,650 Shares, all of which are unvested and which will vest in equal amounts on each of February 7, 1997, 1998 and 1999.

(2) Each of the options listed above was granted pursuant to one of the Company's stock incentive plans. All of such options are subject to restrictions on transfer.

(3) Included in the 23,933 Shares, Mr. Griffin owns restricted stock awards that were granted under stock incentive plans of the Company, for (a) 1,333 Shares, all of which are unvested and which will vest on February 8, 1997,
    (b) 3,232 Shares, all of which are unvested and which will vest in equal amounts on each of February 1, 1997, 1998, 1999 and 2000 and (c) 3,650 Shares, all of which are unvested and which will vest in equal amounts on each of February 7, 1997, 1998 and 1999.

(4) 7,372 of these Shares are owned by the Edward L. Hutton Foundation, over which Mr. E.L. Hutton and Mr. T.C. Hutton hold beneficial ownership.

                                                                      APPENDIX A

                  [LETTERHEAD OF CS FIRST BOSTON CORPORATION]

August 8, 1996

Board of Directors
Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726

Members of the Board:

     You have asked us to advise you with respect to the fairness from a financial point of view to the stockholders of Roto-Rooter, Inc. (the "Company") other than Chemed Corporation (the "Acquiror") of the cash consideration to be received by such stockholders pursuant to the tender offer to be made by the Acquiror (the "Tender Offer"). Pursuant to the Tender Offer, the Acquiror will offer to purchase any and all shares of common stock, par value $1.00 per share (the "Shares"), of the Company (other than Shares currently held by the Acquiror) for $41.00 per share in cash.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as a draft dated August 6, 1996 of the offer to purchase to be distributed to the stockholders of the Company in connection with the Tender Offer. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror and have met with the management of the Acquiror to discuss the business and prospects of the Company.

     We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and we have considered the financial terms of certain other acquisitions and business combinations that have recently been effected. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that, at the time they were prepared, they were reasonably prepared on bases reflecting the best available estimates and judgments at the time of the Company's management as to the future financial performance of the Company and, as currently updated and adjusted, reflect the best currently available estimates and judgments of the Acquiror's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

     We have acted as financial advisor to the Acquiror in connection with the Tender Offer and will receive a fee for our services.

     We have in the past performed, and are currently performing, certain investment banking services for the Acquiror and its affiliated companies other than the Company, and have received customary fees for such services.

     In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with the Tender Offer and does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender Shares pursuant to the Tender Offer.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration to be received by the stockholders of the Company pursuant to the Tender Offer is fair to such stockholders other than the Acquiror from a financial point of view.

Very truly yours,

CS FIRST BOSTON CORPORATION

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

    By Overnight Delivery:                By Mail:                       By Hand:
    ChaseMellon Shareholder        ChaseMellon Shareholder        ChaseMellon Shareholder
       Services, L.L.C.               Services, L.L.C.               Services, L.L.C.
      85 Challenger Road                P.O. Box 396             120 Broadway, 13th Floor
   Ridgefield Park, NJ 07660        Bowling Green Station              New York, NY
Attn: Reorganization Department       New York, NY 10274

                             For Information, Call:
                                 (800) 777-3674

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                               New York, NY 10005
                         Call Toll Free: (800) 848-3374

                      The Dealer Manager for the Offer is:

                                CS FIRST BOSTON

                               Park Avenue Plaza
                              55 East 52nd Street
                               New York, NY 10055
                         Call Toll Free: (800) 881-8320